QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FTD Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2016

        The 2016 annual meeting of stockholders of FTD Companies, Inc. ("FTD" or the "Company") will be held on June 7, 2016, at 9:00 a.m. Central Time, at our corporate offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, for the following purposes:

  •
  to elect four directors to serve on our Board of Directors for a term of office to expire at the third annual meeting of stockholders following their election, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

  •
  to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

  •
  to approve, by advisory vote, the compensation of the Company's named executive officers;

  •
  to recommend, by advisory vote, the frequency of future advisory votes to approve the compensation of the Company's named executive officers; and

  •
  to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        We are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials via the Internet. We believe that this approach provides a convenient way for stockholders to access their proxy materials and vote their shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our annual meeting.

        Only stockholders of record at the close of business on April 12, 2016, the record date, are entitled to notice of and to vote at the annual meeting.

        Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. Please vote before the annual meeting using the Internet, telephone or, if you received printed proxy materials, by signing, dating and mailing the proxy card in the pre-paid envelope, to ensure that your vote will be counted. Please review the instructions on each of your voting options described in the accompanying proxy statement or, if applicable, in the Notice of Internet Availability of Proxy Materials, or Notice, you received in the mail. Your proxy may be revoked before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement or, if applicable, the Notice you received in the mail.

Sincerely,

Robert S. Apatoff President, Chief Executive Officer and Director

Downers Grove, Illinois
April 27, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016
The Notice, 2016 Proxy Statement and 2015 Annual Report
are available at www.proxyvote.com

FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2016

General

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on June 7, 2016, at 9:00 a.m. Central Time, at our corporate offices at 3113 Woodcreek Drive, Downers Grove, IL 60515, for the purposes of:

  •
  electing four directors to serve on our Board of Directors for a term of office to expire at the third annual meeting of stockholders following their election, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

  •
  ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

  •
  approving, by advisory vote, the compensation of the Company's named executive officers;

  •
  recommending, by advisory vote, the frequency of future advisory votes to approve the compensation of the Company's named executive officers; and

  •
  transacting such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Separation from United Online, Inc.

        On November 1, 2013, we became an independent, publicly-traded company on the NASDAQ Global Select Market ("NASDAQ") under the symbol "FTD." Prior to November 1, 2013, FTD Companies, Inc. was a wholly-owned subsidiary of United Online, Inc. ("United Online"). On November 1, 2013, United Online separated into two independent, publicly-traded companies: FTD Companies, Inc. and United Online, Inc. (the "Separation"). The Separation was consummated through a tax-free dividend involving the distribution of all shares of FTD common stock to United Online's stockholders. In connection with the Separation, holders of United Online common stock received one share of our common stock for every five shares of United Online common stock held on the record date (prior to giving effect to a reverse stock split of United Online shares). For additional information and risks associated with our separation from United Online, see "Risk Factors," which appears in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 11, 2016.

Acquisition of Provide Commerce

        On December 31, 2014, we acquired from a wholly owned subsidiary of Liberty Interactive Corporation ("Liberty") all of the issued and outstanding shares of common stock of Provide Commerce, Inc. ("Provide Commerce"), for a purchase price consisting of (i) cash consideration of $106.6 million, excluding acquired cash on hand of $38.1 million and a post-closing working capital adjustment of $9.9 million, and (ii) 10.2 million shares of FTD common stock (the "Acquisition"). Upon the closing of the Acquisition, Provide Commerce became an indirect wholly-owned subsidiary of FTD. Concurrent with the closing of the Acquisition, FTD and Liberty entered into an investor rights agreement (the "Investor Rights Agreement"), which governs certain rights of, and imposes restrictions on, Liberty in connection with the shares of FTD common stock that Liberty owns as a result of the Acquisition. In addition, in connection with the close of the Acquisition, our Board of Directors was increased from seven to eleven directors, with Liberty selecting four new directors for appointment to our Board. See "Related-Party Transactions" below.

        As described below in the section "Ownership of Securities," as of April 12, 2016, Liberty beneficially owned 10,203,010 shares of our common stock.

Internet Availability of Proxy Materials

        Under SEC rules, we are providing our stockholders with access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

        As a result, most of our stockholders will receive in the mail a "Notice Regarding the Availability of Proxy Materials" (the "Notice"). The Notice is different than the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. We will begin mailing the Notice to stockholders on or about April 27, 2016, and the proxy materials will be first made available on the Internet on or about April 27, 2016.

        The Notice will contain instructions on how to access and review our proxy materials and vote online. The Notice also will contain instructions on how you can request a printed copy of our proxy materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed or electronic copy of our proxy materials for the annual meeting and indicate such delivery preference for future proxy solicitations. If you request a printed or electronic copy of the proxy materials by Internet or telephone, you will be able to select whether you want this delivery method for future proxy solicitations. If you make such request by email and would like this delivery method for future proxy solicitations, you must specifically state in your email that such delivery preference should remain in effect for future proxy solicitations. Your request to receive future materials in paper or via email will remain in effect for future proxy solicitations until you terminate it. A copy of our proxy materials is available, free of charge, on our corporate website (www.ftdcompanies.com) under "Investor Relations." By referring to our website, we do not incorporate the website or any portion of the website by reference into this proxy statement.

        We also follow a procedure called "householding," which the SEC has approved. Under this procedure, we may deliver a single copy of the Notice or proxy materials to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. All stockholders have the ability to access the proxy materials on the website referred to in the Notice. If you would like to receive a separate copy of the Notice or future notices regarding the availability of proxy materials (or, if you requested a printed copy of the proxy materials, an additional printed copy of the proxy materials), please submit your request to: FTD Companies, Inc., c/o Investor Relations, 3113 Woodcreek Drive, Downers Grove, Illinois 60515, telephone: (630) 724-6984, email: ir@ftdi.com. Similarly, if you share an address with another stockholder and received multiple copies of the Notice or the proxy materials, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of the Notice or the proxy materials at the shared address in the future.

        If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer or other similar organization, you may receive more than one Notice or more than one paper copy of the proxy materials. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the proxy materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Computershare, at (800) 962-4284 or in writing at Computershare, 250 Royall Street, Canton, Massachusetts 02021. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer or other similar organization.

Voting; Quorum

        Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on April 12, 2016, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date, 27,714,097 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on April 12, 2016 will constitute a quorum.

        All votes will be tabulated by the Inspector of Elections appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a brokerage firm or financial institution, that holds shares on behalf of a beneficial owner does not receive voting instructions from such owner regarding a matter for which such nominee does not have discretion to vote on the proposal without such instructions. The rules applicable to brokerage firms and financial institutions permit nominees to vote in their discretion on routine matters in the absence of voting instructions from the beneficial holder. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 is a routine matter. On non-routine matters, nominees cannot vote unless they receive instructions from the beneficial owner. Non-routine matters are the election of the four directors to serve on our Board of Directors, the approval, by advisory vote, of the compensation of the Company's named executive officers and the recommendation, by advisory vote, of the frequency of future advisory votes to approve the compensation of the Company's named executive officers. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved. See "Voting Procedure—Beneficial Owners of Shares Held in Street Name" below.

        The election of directors will be by plurality vote of our outstanding shares of common stock represented in person or by proxy at the annual meeting and entitled to vote, and the four nominees receiving the highest number of affirmative votes will be elected. Votes marked "withhold" and broker non-votes will not affect the outcome of the election, although they will be counted as present for purposes of determining whether there is a quorum.

        Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions with respect to this proposal will count as votes against this proposal.

        Approval, by advisory vote, of the compensation of the Company's named executive officers and the recommendation, by advisory vote, of the frequency of future advisory votes on the compensation of the Company's named executive officers, requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions will count as votes against these proposals, and broker non-votes will not be taken into account.

Voting Procedure

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record and you received the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials and how to vote by proxy. You can vote in person at the annual meeting or by proxy. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to us, your vote will not count. There are three ways stockholders of record can vote by proxy: (1) by telephone (by requesting a printed copy of the proxy materials and following the instructions on the proxy card, or by following the instructions on the Internet); (2) by Internet (by following the instructions provided in the Notice); or (3) by requesting (via telephone, Internet or email) a printed copy of the proxy materials, and then completing and returning the proxy card enclosed in such materials prior to the annual meeting or submitting a signed proxy card at the annual meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted as follows at the annual meeting:

  •
  FOR the election of each of the director nominees listed in Proposal One (unless the authority to vote for the election of any such director nominee is withheld);

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two;

  •
  FOR the approval, by advisory vote, of the compensation of the Company's named executive officers as described in Proposal Three; and

  •
  3 YEARS on the recommendation, by advisory vote, of the frequency of future advisory votes on the compensation of the Company's named executive officers as described in Proposal Four.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and such organization forwarded to you the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials and how to vote by proxy. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to such organization, your vote will not count. There are two ways beneficial owners of shares held in street name can vote by proxy: (1) by requesting a printed copy of the proxy materials and following the instructions on the voting instruction form; or (2) by Internet by following the instructions provided in the Notice. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." A broker non-vote will have the effects described above under "Voting; Quorum."

        Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy or your authenticated Internet or telephone proxy, will give authority to each of Scott D. Levin and Becky A. Sheehan to vote on such matters at his or her discretion.

YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

        You may revoke your proxy at any time before it is actually voted at the annual meeting by:

  •
  delivering written notice of revocation to our Corporate Secretary at 3113 Woodcreek Drive, Downers Grove, Illinois 60515;

  •
  submitting a later dated proxy; or

  •
  attending the annual meeting and voting in person.

        Your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the annual meeting by executing a form of proxy designating that person to act on your behalf.

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Solicitation

        This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or personal interview. No additional compensation will be paid to these individuals for any such services.

Stockholder Proposals for 2017 Annual Meeting

        Stockholder proposals that are intended to be presented at our 2017 annual meeting of stockholders and included in our proxy statement relating to the 2017 annual meeting must be received by us no later than December 28, 2016, which is 120 calendar days before the anniversary of the date on which this proxy statement was first distributed to our stockholders. If the date of the 2017 annual meeting is moved more than 30 days prior to, or more than 30 days after, June 7, 2017, the deadline for inclusion of proposals in our proxy statement for the 2017 annual meeting instead will be a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2017 annual meeting.

        If a stockholder wishes to present a proposal at our 2017 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to the 2017 annual meeting, the stockholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our second amended and restated bylaws ("bylaws"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 9, 2017, and no earlier than February 7, 2017, which dates are 90 days and 120 days, respectively, prior to the anniversary of the date of this year's annual meeting.

        However, if we determine to change the date of the 2017 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, June 7, 2017, stockholder proposals intended for presentation at the 2017 annual meeting but not intended to be included in our proxy statement relating to the 2017 annual meeting must be delivered to or mailed and received by our Corporate Secretary at 3113 Woodcreek Drive, Downers Grove, Illinois 60515 no later than the close of business on the tenth day following the day on which such notice of the date of the 2017 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs (the "Alternate Date"). If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2017 annual meeting. All stockholder proposals submitted pursuant to our bylaws must meet all requirements specified in by our bylaws.

        If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline (or the Alternate Date, if applicable), then the holders of proxies solicited by our Board of Directors for the annual meeting of stockholders at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies. For information and procedures regarding a stockholder's ability to nominate directors at an annual meeting or recommend to the Nominating and Corporate Governance Committee candidates for nomination as a director at an annual meeting, see "Director Nominees—Stockholder Nominations of Directors" and "—Stockholder Recommendations for Nominations to the Board of Directors," which appear elsewhere in this proxy statement.

        We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting or any adjournment or postponement thereof.

 MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes with staggered terms, which will usually be approximately three years in length. Our bylaws provide that each director, once elected, holds office for a term to expire at the third annual meeting of stockholders following his or her election until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

        The class whose term expires at this annual meeting has four directors, Robert S. Apatoff, Robert Berglass, Sue Ann R. Hamilton and Christopher W. Shean, who are all nominated for re-election. Each of the directors elected at this annual meeting will hold office for a term to expire at the third annual meeting of stockholders following his or her election until his or her successor is duly elected and qualified or until such person's earlier resignation or removal. If all four nominees are elected, our Board of Directors will consist of eleven individuals.

        The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned, signed proxy will be voted FOR the election of each of the nominees listed below.

        The following table sets forth information with respect to the persons nominated for re-election at the annual meeting:

Name	Age	Director Since	Position(s)
Robert S. Apatoff	57	2013	President and Chief Executive Officer; Director
Robert Berglass	78	2013	Board of Directors Chairman; Compensation Committee Chairman; Member of Audit Committee
Sue Ann R. Hamilton	55	2014	Director; Member of Nominating and Corporate Governance Committee
Christopher W. Shean	50	2014	Director; Member of Compensation Committee

        Robert S. Apatoff is our President and Chief Executive Officer and has served as one of our directors since November 2013. Mr. Apatoff served as President of FTD Group, Inc. from November 2008 to October 2013. He also served as a member of the board of directors of FTD Group, Inc. from November 2004 to August 2008. From August 2003 to May 2008, Mr. Apatoff served as President and Chief Executive Officer of Rand McNally & Company and then as Managing Director of Patriarch Partners, LLC's consumer brands portfolio from May to October 2008, following Patriarch's acquisition of Rand McNally & Company. Prior to that, Mr. Apatoff served as Senior Vice President and Chief Marketing Officer at The Allstate Corporation, and held senior management and marketing positions at Aetna, Inc., L.A. Gear, Inc., Reebok International, Ltd. and Anheuser-Busch, Inc. Mr. Apatoff earned a Bachelor's degree in communications from DePauw University. From his consistent, successful career at several large blue-chip consumer focused companies across diverse industries, Mr. Apatoff brings to our Board of Directors significant leadership, organizational and operational management skills combined with a wealth of experience in consumer-oriented businesses vital to a public company in the consumer products space. In addition, having served as President of FTD Group, Inc. until October 2013, Mr. Apatoff possesses a breadth of knowledge regarding our business.

        Robert Berglass has served as the non-executive Chairman of our Board of Directors since November 2013. Mr. Berglass also has served as a director of United Online since September 2001 and was a member of the board of directors of Classmates Media Corporation, a wholly-owned subsidiary of United Online, from September 2007 to January 2010. Mr. Berglass was a director of NetZero, Inc. ("NetZero") from November 2000 until September 2001. Mr. Berglass was United Online's Lead Independent Director from February 2006 to November 2013. From February 2002 to August 2013, Mr. Berglass was a consultant to and served as the Chairman of DAVEXLABS LLC, an independent hair care company dedicated to salon professionals. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA's acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President. Having served as Chairman, Chief Executive Officer and President of a large, global personal care products company with some of the world's most recognized brands, Mr. Berglass is able to present valuable insight into organizational and operational management issues crucial to a public company, as well as valuable insight on various aspects of consumer marketing. In addition, having served as a director of United Online when we were a wholly-owned subsidiary of United Online, Mr. Berglass possesses a breadth of knowledge regarding our business.

        Sue Ann R. Hamilton has served as one of our directors since her appointment on December 31, 2014 in connection with the closing of the Acquisition. As Principal of the consultancy Hamilton Media LLC, she advises and represents major media and technology companies. In this role, Ms. Hamilton serves as Executive Vice President—Distribution and Business Development for AXS TV LLC, a partnership between founder Mark Cuban, AEG, Ryan Seacrest Media, Creative Artists Agency (CAA) and CBS, and she represents The Mark Cuban Companies/Radical Ventures as board observer for Philo, Inc., a privately held technology company. Prior to launching Hamilton Media, from 2003 until 2007, Ms. Hamilton served as Executive Vice President—Programming and Senior Vice President—Programming for Charter Communications, Inc. ("Charter"), the cable and internet service provider. Before her work at Charter, she held numerous management positions at AT&T Broadband, L.L.C. and its predecessor, Tele-Communications, Inc. ("TCI") dating back to 1993. Prior to her career in technology, media, and telecommunications, she was a partner at Chicago-based law firm Kirkland & Ellis, specializing in complex commercial transactions. Ms. Hamilton received her J.D. degree from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law. She is a magna cum laude graduate of Carleton College in Northfield, Minnesota. As a result of her extensive management experience, Ms. Hamilton brings to our Board of Directors significant leadership, oversight and consulting skills, as well as experience in the media, technology and legal fields. Ms. Hamilton is a Liberty designee and was appointed pursuant to the terms of the Investor Rights Agreement.

        Christopher W. Shean has served as one of our directors since his appointment on December 31, 2014 in connection with the closing of the Acquisition. Mr. Shean is the Chief Financial Officer of Liberty. In this capacity, he serves as Liberty's principal financial and accounting officer. Prior to being named the Chief Financial Officer in November 2011, Mr. Shean served as Liberty's Controller for eleven years. Mr. Shean also serves as the Chief Financial Officer of Liberty Media Corporation. Prior to joining Liberty, Mr. Shean was an audit partner with KPMG focusing mainly on clients operating in the media and entertainment industry. Mr. Shean serves on the board of directors of Expedia, Inc. and the Atlanta Braves. From February 2013 to December 2015, Mr. Shean served on the board of directors of TripAdvisor, Inc. Mr. Shean also serves on the advisory committee for the Pamplin School of Business at Virginia Tech. Mr. Shean received a Bachelor of Science degree in accounting from Virginia Tech in 1987. Mr. Shean brings to our Board of Directors valuable business, financial and risk management advice. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions. Mr. Shean is a Liberty designee and was appointed pursuant to the terms of the Investor Rights Agreement.

Continuing Directors

        Our other directors are as follows:

Name	Age	Director Since	Position(s)
James T. Armstrong	50	2013	Director; Nominating and Corporate Governance Committee Chairman; Member of Audit Committee
Tracey L. Belcourt	49	2014	Director
Candace H. Duncan	62	2014	Director; Member of the Audit Committee
Joseph W. Harch	62	2013	Director; Audit Committee Chairman; Member of Compensation Committee
Dennis Holt	79	2013	Director; Member of Compensation and Nominating and Corporate Governance Committees
Robin S. Pringle	37	2014	Director
Michael J. Silverstein	60	2014	Director; Member of Nominating and Corporate Governance Committee

        The terms for Messrs. Harch and Silverstein and Mses. Belcourt and Pringle will expire at our 2017 annual meeting of stockholders and the terms for Messrs. Armstrong and Holt and Ms. Duncan will expire at the next annual meeting of stockholders thereafter.

        James T. Armstrong has served as one of our directors since November 2013. Mr. Armstrong also has served as a director of United Online since September 2001 and was a director of NetZero from 1998 until September 2001. Mr. Armstrong has been a Managing Director of March Capital Partners since June 2014 and a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners), an incubator and financier of early stage startup companies, since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors of several private companies. Mr. Armstrong received his B.A. in economics from the University of California at Los Angeles and his M.B.A. from the University of Texas. Serving as a Managing Director of a venture capital fund focused on growing technology companies in a variety of markets, Mr. Armstrong brings to our Board of Directors well developed business and financial acumen critical to our company. In addition, having served as a director of United Online when we were a wholly-owned subsidiary of United Online, Mr. Armstrong possesses a breadth of knowledge regarding our business.

        Tracey L. Belcourt has served as one of our directors since February 2014. Until March 30, 2016, Ms. Belcourt served as the Executive Vice President of Strategy for Mondelēz International, Inc. ("Mondelēz") where she led the strategy function and mergers and acquisitions activities and was responsible for developing and implementing Mondelēz's growth strategy. Before joining Mondelēz in 2012, Ms. Belcourt worked at Bain & Co. in Toronto, where she was a partner for 13 years. At Bain, she specialized in the design and implementation of growth strategies to improve business performance across a variety of consumer industries. Prior to Bain, she was an economic consultant to the U.S. Agency for International Development in Africa. Ms. Belcourt also served as an assistant professor of economics at Concordia University in Montreal for five years. Ms. Belcourt has a Master's degree and Ph.D. in economics from Queen's University in Canada, and a Bachelor's degree in mathematics and economics from the University of Alberta. Through her extensive management and consulting roles, Ms. Belcourt brings to our Board of Directors significant leadership, oversight and operational management skills, as well as experience in strategy consulting and implementation. In addition, she has a deep knowledge of consumer industries and has significant international work experience.

        Candace H. Duncan has served as one of our directors since her appointment on December 31, 2014 in connection with the closing of the Acquisition. Ms. Duncan retired from KPMG LLP in November 2013 where she was managing partner of the Washington, D.C. metropolitan area since 2009. Ms. Duncan also was on the KPMG LLP board of directors from 2009 to 2013, and served as chairwoman of that board's nominating committee as well as the partnership and employer of choice committee. Prior to her appointment to the KPMG LLP board of directors she served in various roles at the firm, including managing partner for audit for the Mid-Atlantic area and audit partner in charge for the Virginia business unit. Ms. Duncan was admitted to the KPMG LLP partnership in 1987 and had more than 35 years of experience as a professional with the firm. Ms. Duncan currently serves on the board of directors of Discover Financial Services and Teleflex Incorporated, where she also serves as a member of their respective Audit Committees. Ms. Duncan received a Bachelor of Science degree in accounting from Kansas State University. Ms. Duncan's extensive experience in public company accounting, financial statements and corporate finance provides her with significant skills and knowledge to serve on our Board of Directors. Ms. Duncan is a Liberty designee and was appointed pursuant to the terms of the Investor Rights Agreement.

        Joseph W. Harch has served as one of our directors since November 2013. Mr. Harch has been the Managing Member of Harch Capital Management, LLC, a Registered Investment Advisor, from June 2011 to present. Harch Capital Management, LLC is the successor-in-interests to Harch Investment Advisors Inc., which Mr. Harch founded in 1991. From 1991 until May 2011, Mr. Harch has held various leadership positions with Harch Capital Management, LLC and its predecessor organizations. From 1990 to 1991, Mr. Harch was a senior investment banker employed by Donaldson, Lufkin & Jenrette, Inc. From 1988 to 1990, Mr. Harch served as the national High Yield and Corporate Syndicate Manager for Drexel Burnham Lambert, Inc., where he also served as a Managing Director in the Corporate Finance Department from 1984 to 1988. Mr. Harch was a First Vice President in the Corporate Finance Department of Prudential Bache Securities from 1982 to 1984 and a First Vice President in the Corporate Finance Department of Batemen Eichler, Hill Richards from 1979 to 1982. From 1975 to 1979, Mr. Harch was a Certified Public Accountant with Arthur Young & Company. Mr. Harch brings to our Board of Directors experience conducting audits for public companies, preparing audited financial statements, working with ratings agencies and serving as an investment banker to public companies. He also has significant experience advising corporate issuers in capital markets and merger and acquisition transactions.

        Dennis Holt has served as one of our directors since November 2013. Mr. Holt also has served as a director of United Online since September 2001 and was a director of NetZero from January 2001 until September 2001. Mr. Holt founded US International Media LLC, a media services agency, and has been its Chairman and Chief Executive Officer since March 2004. Mr. Holt also serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990, originally as a subsidiary of Western International Media. In 1970, Mr. Holt founded Western International Media, a media buying service, which he sold to Interpublic Group of Companies, Inc., an NYSE-listed company, in 1994. He served as Chairman and Chief Executive Officer of Western International Media from 1970 through January 2002. Mr. Holt also serves on the board of directors of several private and philanthropic companies and institutions, including serving as Chairman of the USC Sol Price School of Public Policy. Mr. Holt received his B.A. in administration from the University of Southern California. Mr. Holt brings to our Board of Directors valuable insight on various aspects of consumer marketing, having served as Chairman and Chief Executive Officer of several companies focused on advertising media. In addition, having served as a director of United Online when we were a wholly-owned subsidiary of United Online, Mr. Holt possesses a breadth of knowledge regarding our business.

        Robin S. Pringle has served as one of our directors since her appointment on December 31, 2014 in connection with the closing of the Acquisition. Ms. Pringle has been Vice President, Corporate

Development of Liberty since January 2013. Ms. Pringle served as a Director, Corporate Development of Liberty from January 2010 to December 2012, and as a Manager, Corporate Development from July 2008 to December 2010. Ms. Pringle also serves as the Vice President, Corporate Development of Liberty Media Corporation. Prior to joining Liberty, she worked in the Strategic Planning and Business Development group at Del Monte Foods and in investment banking at Thomas Weisel Partners. She served as a director of Sirius XM Radio Inc. from January 18, 2013 to September 9, 2013. Ms. Pringle has a Masters of Business Administration from Kellogg School of Management and a Bachelor's degree in public policy from Duke University. Ms. Pringle brings to our Board of Directors significant corporate development and financial experience. Ms. Pringle is a Liberty designee and was appointed pursuant to the terms of the Investor Rights Agreement.

        Michael J. Silverstein has served as one of our directors since January 2014. Mr. Silverstein is a senior partner and managing director in The Boston Consulting Group's ("BCG") Chicago office. He is a leader of BCG's Consumer practice, and originated many of their qualitative and quantitative research methodologies. He has significant experience in the fields of consumer behavior and brand development. Mr. Silverstein is the author or co-author of five books on consumer marketing, including the fields of luxury goods, market development and the rising female economy. During his more than 30 years at BCG, Mr. Silverstein has served in various positions prior to his current role, including as a member of the BCG executive committee and as the global leader of BCG's client service initiative and the Consumer practice. Prior to joining BCG, Mr. Silverstein worked at United Press International as a reporter and later in new product development. He holds a Masters of Business Administration with distinction from Harvard Business School and a Bachelor's degree in economics and history from Brown University. Through his experience with BCG, Mr. Silverstein gained significant leadership experience as he partnered with clients worldwide to provide business strategy advice, drive growth and enhance profitability. Among his many qualifications, Mr. Silverstein brings to our Board of Directors substantial management and strategic planning expertise and deep knowledge of consumer markets and consumer activation.

Corporate Governance Principles

        We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace. Our Corporate Governance Guidelines, Code of Ethics and the charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our corporate website (www.ftdcompanies.com) under "Investor Relations." Please note, however, that information contained on the website is not incorporated by reference in this proxy statement or considered to be a part of this document. A copy of our Corporate Governance Guidelines, Code of Ethics and the Committee charters may also be obtained upon request to our Investor Relations department.

Code of Ethics

        Our Code of Ethics applies to all of our outside directors, officers and employees, including, but not limited to, our Chief Executive Officer and Chief Financial Officer. The Code of Ethics constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of conduct" within the meaning of the NASDAQ listing standards.

Stockholder Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 3113 Woodcreek Drive, Downers Grove, Illinois 60515.

        All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the purpose of determining whether the contents represent an appropriate message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material, and are not otherwise improper for submission to the addressee, will be forwarded promptly to the addressee. In the case of communications to the Board or any individual, group or committee of directors, the General Counsel's office will make sufficient copies of the contents to send to the director or to each director who is a member of the group or committee to which the envelope is addressed.

Board Independence

        Eleven individuals sit on our Board of Directors, all of whom are "independent directors" as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules, except for Mr. Apatoff, our President and Chief Executive Officer. Our Board of Directors held eight meetings during 2015. Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Board Leadership Structure and Role in Risk Oversight

        The Board of Directors understands that board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chairman and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board believes that to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important and able to provide effective oversight of management.

        Currently, Robert S. Apatoff serves as our President and Chief Executive Officer and Robert Berglass serves as our non-executive Chairman of the Board of Directors. The Board of Directors believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate for us at this time because it allows Mr. Apatoff to focus on operating and managing us and executing our strategy and business plans. At the same time, Mr. Berglass can focus on leadership of the Board of Directors, including calling and presiding over Board meetings and executive sessions of the independent directors, preparing meeting agendas in collaboration with the Chief Executive Officer, serving as a liaison and supplemental channel of communication between independent directors and the Chief Executive Officer and serving as a sounding board and advisor to the Chief Executive Officer. Nevertheless, the Board believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of Chairman and Chief Executive Officer will vary from company to company and depend upon a company's particular circumstances at a given point in time. Accordingly, the Board will continue to consider from time to time whether the Chairman and Chief Executive Officer positions should be combined based on what the Board believes is best for FTD and its stockholders.

        The Board of Directors is primarily responsible for assessing risks associated with our business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management our policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs and other matters. In addition, under the direction of the Board and certain of its committees, our legal department assists in the oversight of corporate compliance activities. The Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Committees and Meetings

        The Board of Directors has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. In addition, the Board of Directors may establish special committees to consider various matters. The Board of Directors sets fees for members of the special committees as the Board of Directors deems appropriate in the light of the amount of additional responsibility special committee membership may entail.

        During 2015, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period he or she served as a director. Members of the Board of Directors and its committees also consulted informally with management from time to time. Additionally, non-management Board members met in executive sessions without the presence of management periodically during 2015. We do not have a policy regarding director attendance at our annual meetings. All Board members attended our 2015 annual meeting of stockholders.

        Audit Committee.    The Audit Committee consists of Messrs. Armstrong, Berglass and Harch and Ms. Duncan. The Audit Committee oversees our accounting and financial reporting processes and the audit of our consolidated financial statements. The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of our independent registered public accounting firm, including evaluating its independence and reviewing its performance. In addition, the Audit Committee is responsible for reviewing and discussing the annual audit plan with our independent registered public accounting firm, and reviewing our annual and interim consolidated financial statements and our internal control over financial reporting. The Audit Committee also oversees our internal audit function and reviews and approves the annual internal audit plan. Furthermore, the Audit Committee reviews with management and our independent registered public accounting firm, among other things, all critical accounting policies and practices to be used, reviews with management our risk assessment and risk management policies and procedures, reviews and approves or disapproves any proposed transactions required to be disclosed by Item 404 of Regulation S-K and reviews legal and regulatory matters. The Audit Committee also reviews the results of the year-end audit with the independent registered public accounting firm and recommends to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Additionally, it prepares the Audit Committee Report to be included in the annual proxy statement. The Audit Committee also performs other functions or duties, within the scope of its responsibilities, as deemed appropriate by the Audit Committee or our Board of Directors.

        The Audit Committee held six meetings during 2015. The Audit Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually by the Audit Committee and revised as appropriate. Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and also satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of Mr. Harch, who serves as Chairman of the Audit Committee, Mr. Armstrong and Ms. Duncan qualifies as a "financial expert" as that term is defined under applicable SEC rules. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee meets privately with members and representatives of our independent registered public accounting firm, and members and representatives of our independent registered public accounting firm have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is recommending that our stockholders ratify this appointment at the annual meeting. The Audit Committee Report may be found on pages 52-53 of this proxy statement.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of four directors, Messrs. Armstrong, Holt and Silverstein and Ms. Hamilton, each of whom is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

        The Nominating and Corporate Governance Committee is responsible for assisting with respect to director candidates and nominees, including by identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board; establishing procedures to be followed by stockholders in submitting recommendations for director candidates; reviewing backgrounds and qualifications of individuals being considered as director candidates; recommending to the Board the director nominees; and reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status. The Nominating and Corporate Governance Committee is also responsible for assisting the Board with regard to the composition, structure and procedures of the Board and its Committees, including by reviewing and making recommendations to the Board regarding the size and structure of the Board; the frequency and nature of Board meetings; any other aspect of the procedures of the Board; the size and composition of each Committee of the Board; individuals qualified to fill vacancies on the Committees; the functioning of the Committees; Committee assignments and any policies regarding rotation of Committee memberships and/or chairpersonships; and the establishment of special committees. This Committee also oversees the evaluation of the Board and its Committees, evaluates and makes recommendations regarding Board membership and assists with the selection of a new Chairman or Chief Executive Officer in the event such becomes necessary. In addition, the Nominating and Corporate Governance Committee is responsible for reviewing periodically and recommending to the Board, the Corporate Governance Guidelines and the Code of Ethics and any changes thereto, as well as considering and making any other recommendations related to corporate governance issues. In furtherance of that responsibility, in 2015, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, a director succession plan to guide the board in identifying and selecting new directors in the event of an anticipated or an unanticipated vacancy.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually by the Nominating and Corporate Governance Committee and revised as appropriate. In 2015, the Nominating and Corporate Governance Committee held two meetings.

  Director Nominees

  •
  Criteria for Director Nominees.  The Board of Directors believes that the Board should be composed of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to quickly grasp complex principles of business and finance, particularly those related to the industries in which we operate. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the Nominating and Corporate Governance Committee will act in a manner consistent with our director succession plan. The Nominating and Corporate Governance Committee will take into account a number of factors, including, without limitation, the following: independence from management; depth of understanding of e-commerce, sales and marketing, finance and/or other elements directly relevant to our business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; diversity; and the size and composition of the existing Board. When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Nominating and Corporate Governance Committee may use the services of third-party search firms to assist in the identification of appropriate candidates.

    After conducting an initial evaluation of a prospective candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board that candidate's appointment or election. Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider the director's past attendance at, and participation in, meetings of the Board of Directors and its committees and the director's formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is or was a member. Although the Board of Directors does not have a policy with respect to consideration of diversity in identifying director nominees, among the many other factors considered by the Nominating and Corporate Governance Committee are the benefits of diversity in board composition, including with respect to age, gender, race and specialized background. The directors nominated for re-election at this annual meeting were unanimously approved for nomination by the Board of Directors. In connection with such nominations, the Nominating and Corporate Governance Committee and the Board of Directors considered, among other things, the information discussed in each such director's biographical information as set forth above on pages 7-11 of this proxy statement.

  •
  Stockholder Recommendations for Nominations to the Board of Directors.  The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by any stockholder. The Nominating and Corporate Governance Committee will evaluate such recommendations by applying its regular nominee criteria and considering the additional information set forth below. Stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chair of the Nominating and Corporate Governance Committee, FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515, with a copy to the General Counsel at the same address. Prior to making such a recommendation, stockholders are encouraged to contact the Chair of the Nominating and Corporate Governance Committee to obtain a list of backgrounds that the Nominating and Corporate Governance Committee would consider for potential director nominees given the then-current composition of the Board of Directors.

  •
  Stockholder Nominations of Directors.  A stockholder that instead desires to nominate a person directly for election to the Board of Directors must comply with the advance notice procedures of our bylaws. Our bylaws provide that nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders by any stockholder of FTD who is a stockholder of record on the date of the giving of the notice described below and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures set forth in our bylaws. Such stockholder must timely deliver or mail to our Corporate Secretary at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, a notice complying with the requirements of our bylaws and containing the following information: (a) as to each candidate whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the candidate;

    (ii) the principal occupation or employment of the candidate; and (iii) the class or series and number of shares of our common stock which are owned beneficially or of record by the candidate; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder; (ii) the class or series and number of shares of our common stock which are owned beneficially or of record by such stockholder; (iii) a description of all arrangements or understandings between such stockholder and each candidate and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to nominate the candidate(s) named in such notice; and (v) any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such person as a director.

        In addition, the notice must be accompanied by a written consent of the candidate to being named as a nominee and to serve as a director if elected. In order to be deemed properly presented, the notice must be delivered to our Corporate Secretary no later than March 9, 2017 and no earlier than February 7, 2017, which dates are 90 days and 120 days, respectively, prior to June 7, 2017, the anniversary of the date for this year's annual meeting; provided, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. No director nominations were submitted by any stockholder in connection with the election of directors at the 2016 annual meeting.

        Compensation Committee.    The Compensation Committee consists of four directors, Messrs. Berglass, Harch, Holt and Shean, each of whom is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Compensation Committee administers our executive compensation programs and is responsible for reviewing the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including adjustments to annual base salary and the establishment of the applicable performance goals under our annual management incentive bonus plan and the specific bonus amount for each potential level of goal attainment. The Compensation Committee also administers our equity incentive plan and has the exclusive authority to make awards under such plan to our executive officers. The Compensation Committee also approves all employment agreements, severance or termination arrangements, and other compensatory contracts or arrangements made with our executive officers. The Compensation Committee will also perform other functions or duties as may be assigned to it under the terms of any executive compensation or equity-based benefit plan or as otherwise deemed appropriate by our Board of Directors. The Compensation Committee held eight meetings during 2015. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate.

        The Compensation Committee makes all decisions regarding the cash and equity compensation of our Chief Executive Officer, although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent members of our Board of Directors. With respect to all other executive officers, the Compensation Committee determines their compensation, taking into account the recommendations of our Chief Executive Officer who annually reviews the performance of the other executive officers and then presents to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. The Compensation Committee can, and often does, exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that are not provided to all senior level employees (for example, any executive level health and welfare benefits, deferral plans and perquisites) are made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer.

        The Compensation Committee has the authority to retain the services of independent counsel, consultants or other advisors, including an independent compensation consulting firm, in connection with its responsibilities in setting compensation for our executive officers. Additional information regarding the Compensation Committee's use of outside advisors may be found under "Compensation Discussion & Analysis—Compensation Setting Practice" below.

Compensation Committee Interlocks and Insider Participation

        During 2015, Messrs. Berglass, Harch, Holt and Shean served as members of the Compensation Committee. None of the foregoing Compensation Committee members was employed by us at any time during 2015, and none has ever served or acted as one of our officers or employees or had any relationships requiring disclosure by the company under the SEC's rules requiring disclosure of certain relationships and related-party transactions.

        None of our current executive officers has ever served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity (other than our subsidiaries) that has or has had one or more of its executive officers serve as a member of our Board of Directors or our Compensation Committee.

Director Compensation

        Cash Retainer Fees.    Our non-employee directors earn annual retainer fees for Board and Committee service, including $54,000 for service as a member of the Board of Directors, an additional $90,000 for service as the Chairman of the Board, $30,000, $25,000 and $17,500 for service as the Chairman of the Audit, Compensation and Nominating and Corporate Governance Committee, respectively, $10,000 for service as a non-chair member of the Audit or Compensation Committee and $7,500 for service as a non-chair member of the Nominating and Corporate Governance Committee. Our non-employee directors also receive an additional $1,000 for each Board or Committee meeting attended.

        FTD reimburses non-employee directors for travel to/from Board or Committee meetings.

        Equity Awards.    Under our FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan, as amended and restated June 9, 2015 (the "Current Incentive Plan"), non-employee directors may receive option grants, restricted stock or restricted stock unit awards and other equity incentives in connection with their service on the Board.

        On June 9, 2015, the Board made a restricted stock unit award with a grant date fair value of $125,014 to each of our non-employee directors other than Mr. Berglass. The number of shares of our common stock subject to each such restricted stock unit award was determined by dividing $125,000 by the $28.49 fair market value per share of our common stock on the effective date of the award. As a result, our non-employee directors other than Mr. Berglass each received a restricted stock unit award covering 4,388 shares of our common stock. The shares subject to these units vest and become issuable upon the non-employee director's continuation in Board service through June 1, 2016.

        On June 9, 2015, the Board made a restricted stock unit award with a grant date fair value of $160,028 to non-employee director Robert Berglass. The number of shares of our common stock subject to such restricted stock unit award was determined by dividing $160,000 by the $28.49 fair market value per share of our common stock on the effective date of the award. As a result, Mr. Berglass received a restricted stock unit award covering 5,617 shares of our common stock. The shares subject to these units vest and become issuable upon Mr. Berglass' continuation in Board service through June 1, 2016.

        Equity Retention Requirement.    Each non-employee director is required to establish a meaningful equity ownership interest in the Company. Non-employee directors are expected to own a number of shares of the Company's common stock having a value equal to five times the annual cash retainer payable to non-employee directors (exclusive of any additional amounts payable with respect to committee membership, service as a chair of the Board or a committee thereof, or meeting attendance). In general, non-employee directors have five years from their initial election or appointment to the Board to establish this level of ownership.

Director Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned by our non-employee directors for the year ended December 31, 2015.

Name(1)	Fees Earned in Cash(2)	Stock Awards(3)	Total
James T. Armstrong	$91,917	$125,014	$216,931
Tracey L. Belcourt	$59,500	$125,014	$184,514
Robert Berglass	$188,708	$160,028	$348,736
Candace H. Duncan	$73,500	$125,014	$198,514
Sue Ann R. Hamilton	$69,000	$125,014	$194,014
Joseph W. Harch	$109,333	$125,014	$234,347
Dennis Holt	$87,000	$125,014	$212,014
Robin S. Pringle	$59,500	$125,014	$184,514
Christopher W. Shean	$77,500	$125,014	$202,514
Michael J. Silverstein	$69,000	$125,014	$194,014

(1)
Mr. Apatoff, our President and Chief Executive Officer, is not included in this table because he is an FTD employee and does not earn any additional compensation for his services as a director. The compensation earned by Mr. Apatoff as an FTD employee is shown in the Summary Compensation Table, which appears later in this proxy statement.

(2)
Fees earned in cash for the year ended December 31, 2015 consisted of the following:

Name	Board Annual Retainer Fee	Fees Earned as Chair or Member of One or More Board Committees	Fees for Meetings Attended	Fees Earned in Cash
James T. Armstrong	$51,500	$25,417	$15,000	$91,917
Tracey L. Belcourt	$51,500	—	$8,000	$59,500
Robert Berglass	$135,250	$31,458	$22,000	$188,708
Candace H. Duncan	$51,500	$10,000	$12,000	$73,500
Sue Ann R. Hamilton	$51,500	$7,500	$10,000	$69,000
Joseph W. Harch	$51,500	$35,833	$22,000	$109,333
Dennis Holt	$51,500	$17,500	$18,000	$87,000
Robin S. Pringle	$51,500	—	$8,000	$59,500
Christopher W. Shean	$51,500	$10,000	$16,000	$77,500
Michael J. Silverstein	$51,500	$7,500	$10,000	$69,000
(3)
On June 9, 2015, each of our non-employee directors other than Mr. Berglass was awarded restricted stock units covering 4,388 shares of our common stock. On June 9, 2015, Mr. Berglass was awarded restricted stock units covering 5,617 shares of our common stock. The amount reported in this column represents the grant date fair value of each such restricted stock unit award, calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"), and does not take into account any estimated forfeitures related to the service-based vesting condition in effect for the award. For information regarding assumptions underlying the ASC 718 valuation of our equity awards, see Note 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for that period.

        The following table shows the number of shares of our common stock subject to the outstanding restricted stock units and stock options which each of our non-employee directors held as of December 31, 2015:

Name	Aggregate Number of Shares Subject to RSUs	Aggregate Number of Shares Subject to Options
James T. Armstrong	4,388	—
Tracey L. Belcourt	4,388	—
Robert Berglass	5,617	—
Candace H. Duncan	4,388	—
Sue Ann R. Hamilton	4,388	—
Joseph W. Harch	4,388	—
Dennis Holt	4,388	—
Robin S. Pringle	4,388	—
Christopher W. Shean	4,388	—
Michael J. Silverstein	4,388	—

Vote Required

        The vote of a plurality of our outstanding shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is required to elect the four director nominees to serve on our Board of Directors for a term of office to expire at the third annual meeting of stockholders following their election, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The nominees receiving the highest number of affirmative votes will be elected.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of the director nominees listed above.

 PROPOSAL TWO: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and is asking the stockholders to ratify this appointment. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        In the event the stockholders fail to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Principal Accountant Fees and Services

        Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014. The aggregate fees billed by Deloitte for the professional services described below for the fiscal years ended December 31, 2015 and 2014, respectively, are set forth in the table below.

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$1,755,000	$1,107,250
Audit Related Fees(2)	348,020	666,964
Tax Fees(3)	—	12,462
All Other Fees(4)	9,500	9,500

Total	$2,112,520	$1,796,176

(1)
For 2015 and 2014, represents fees incurred for the audit of our consolidated financial statements, as well as fees incurred for audit services that are normally provided by Deloitte & Touche LLP in connection with other statutory or regulatory filings or engagements.

(2)
For 2015 and 2014, represents fees incurred for assurance and related services that are normally performed by Deloitte & Touche LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." For 2015, such fees were incurred primarily for due diligence services related to a potential transaction that failed to consummate. For 2014, such fees related primarily to the Acquisition.

(3)
Represents fees primarily incurred in connection with international tax compliance and consulting services.

(4)
For 2015 and 2014, fees for other professional services were related to accessing Deloitte's online research databases.

Change of Independent Public Accountants

        As previously reported in our Current Report on Form 8-K filed with the SEC on January 7, 2014, in November 2013, the Audit Committee approved a resolution to request proposals for the fiscal year 2014 consolidated audit of FTD and its subsidiaries. On January 2, 2014, our then-current auditor, Pricewaterhouse Coopers LLP ("PwC"), informed us and the Audit Committee of its decision to not respond to the request for proposal, and therefore, declined to stand for re-election after completion of the audit of FTD's consolidated financial statements for the year ended December 31, 2013.

        The report of PwC on FTD's consolidated financial statements as of and for the year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the year ended December 31, 2013, and during the subsequent interim period through January 2, 2014 (the date PwC notified FTD that it was declining to stand for re-election), there were no disagreements between FTD and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in PwC's reports on FTD's financial statements for such periods; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        In connection with filing our Current Report on Form 8-K, we provided PwC with a copy of the disclosures in such Current Report and requested from PwC a letter addressed to the SEC indicating whether it agreed with such disclosures. A copy of PwC's letter dated January 7, 2014 is attached as Exhibit 16.1 to our Current Report on Form 8-K filed on January 7, 2014.

        On March 18, 2014, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to perform independent audit services beginning with the fiscal year ending December 31, 2014. During the years ended December 31, 2013 and December 31, 2012, and during the subsequent interim period through March 18, 2014, neither us, nor anyone on our behalf, consulted Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our financial statements, and neither a written report nor oral advice was provided to us by Deloitte & Touche LLP that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Determination of Independence

        The Audit Committee of the Board of Directors has determined that the provision by Deloitte & Touche LLP of the services covered under the heading "All Other Fees" above was compatible with maintaining Deloitte & Touche's independence for the fiscal year ended December 31, 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non Audit Services

        Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee maintains a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. The Audit Committee has delegated to its Chair the authority to evaluate and approve service engagements on behalf of the full Audit Committee in the event a need arises for specific pre approval between Audit Committee meetings. All of the audit, audit-related, tax services and all other services provided by our independent registered public accounting firm for the 2015 fiscal year were approved by the Audit Committee in accordance with the foregoing procedures.

Vote Required

        The affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

 PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As of December 31, 2015, the Company no longer qualified as an "emerging growth company," as defined under the Jumpstart Our Business Startups Act of 2012. As a result, we are no longer exempt from the requirement that we provide stockholders with the opportunity to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers. Accordingly, as required by Section 14A of the Exchange Act, the Company is presenting a proposal that gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the resolution below. This is commonly referred to as a "say on pay" vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement, will be determined by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

        Stockholders are urged to read the "Compensation Discussion and Analysis" and "Executive Compensation and Other Information" sections of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Compensation Committee and Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and achieving our compensation objectives.

        As described in detail in the "Compensation Discussion and Analysis" section of this proxy statement, the principal components of our executive compensation program are equity awards and performance-based cash compensation that link our named executive officers' compensation to the success of our business. We believe our compensation program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging our executives to assume excessive risks. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosure included in this Proxy Statement for additional details about our executive compensation program.

        We are asking stockholders to approve the following advisory resolution at the annual meeting:

  "RESOLVED, that the Company's stockholders approve, on a non-binding advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, compensation tables, and related narrative discussion."

        The results of the advisory vote on this proposal are not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

        You may vote "for" or "against" the foregoing resolution, or you may "abstain." This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the approval, on a non-binding advisory basis, of the resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

 PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        In addition to providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, Section 14A of the Exchange Act also requires that we provide our stockholders the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future stockholder advisory votes on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a "say on frequency" vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have an advisory vote on the compensation of our named executive officers every 1, 2 or 3 years. Alternatively, our stockholders may abstain from casting a vote.

        Our Board of Directors has determined that holding a non-binding advisory vote on the compensation of our named executive officers every three years is the most appropriate policy at this time and aligns with our use of longer-term compensation components. We believe that holding a non-binding advisory vote on the compensation of our named executive officers every three years will provide the Compensation Committee with valued stockholder feedback on compensation decisions while also providing us with the time to thoughtfully consider the results of the non-binding advisory votes, respond to stockholder concerns, meaningfully evaluate the long-term effectiveness of our compensation decisions and implement potential adjustments to our compensation philosophy.

        The non-binding advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers, as disclosed in this proxy statement, will be determined by a plurality of the votes cast in person or represented by proxy and entitled to vote on the item. This means that the option receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be determined to be the stockholders' preferred frequency.

        The results of the advisory vote on this proposal are not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future advisory votes on the compensation of our named executive officers.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote "3 YEARS" as the preferred frequency for future nonbinding advisory votes to approve the compensation of our named executive officers.

 OTHER MATTERS

        We do not know of any matters to be presented at the 2016 annual meeting of stockholders other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	2,787,387	(4)	$29.98	3,713,300(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	2,787,387			3,713,300

(1)
This column reflects the aggregate number of shares of our common stock to be issued upon the exercise of options and shares underlying restricted stock units outstanding as of December 31, 2015.

(2)
Excludes purchase rights outstanding under the FTD Companies, Inc. 2015 Employee Stock Purchase Plan (the "2015 ESPP").

(3)
The calculation in this column does not include restricted stock units because the shares underlying the restricted stock units will be issued at the time the restricted stock units vest without any cash consideration payable for those shares.

(4)
Includes 961,878 shares of our common stock that may be issued upon the exercise of awards under the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan (the "Prior Incentive Plan"), which was approved by United Online prior to the Separation.

(5)
As of December 31, 2015, 3,165,409 shares of our common stock remained available for issuance under the Current Incentive Plan. The shares available for issuance under the Current Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued through direct stock issuances or pursuant to restricted stock awards, restricted stock units or performance shares or units that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Shares may also be issued as a bonus for services rendered to us, without any cash payment required from the recipient.

(6)
As of December 31, 2015, 547,891 shares of our common stock remained subject to a right of purchase under the 2015 ESPP. Under the 2015 ESPP, each eligible employee may purchase up to 1,001 shares of our common stock at semi-annual intervals on the last business day of June and December each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the start date of the particular offering period in which the employee enrolls or (ii) the closing selling price per share on the purchase date.

 OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 12, 2016 by (i) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement) and (iv) all current directors and executive officers as a group. Except for shares of our common stock held in brokerage accounts that may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned by our directors or executive officers are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
5% Stockholders:
Liberty Interactive Corporation(2)	10,203,010	36.8%
BlackRock, Inc.(3)	1,813,640	6.5%
Litespeed Management, L.L.C.(4)	1,782,220	6.4%
RS Investment Management Co. LLC(5)	1,667,514	6.0%
Dimensional Fund Advisors LP(6)	1,659,199	6.0%
The Vanguard Group, Inc.(7)	1,378,499	5.0%
Directors and Named Executive Officers:
Robert S. Apatoff(8)	406,284	1.5%
James T. Armstrong(9)	17,486	*
Tracey L. Belcourt(10)	9,134	*
Robert Berglass(11)	20,986	*
Candace H. Duncan(10)	5,713	*
Sue Ann R. Hamilton(10)	5,713	*
Joseph W. Harch(10)	10,029	*
Dennis Holt(10)	13,875	*
Scott D. Levin(12)	48,103	*
Tom D. Moeller(12)	64,557	*
Robin S. Pringle(10)	5,713	*
Anne G. Saunders(13)	54,361	*
Christopher W. Shean(10)	5,713	*
Becky A. Sheehan(14)	128,073	*
Michael J. Silverstein(10)	10,190	*
All current directors and executive officers as a group (16 persons)(15)	861,381	3.0%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 27,714,097 shares of our common stock outstanding on April 12, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days after April 12, 2016 and shares issuable within 60 days after April 12, 2016 pursuant to outstanding restricted stock units awarded under the Current Incentive Plan are deemed outstanding for computing the percentage ownership of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 3113 Woodcreek Drive, Downers Grove, Illinois 60515.

(2)
This information is derived solely from the Schedule 13D of Liberty Interactive Corporation filed January 9, 2015. According to the Schedule 13D, Liberty Interactive Corporation had sole voting power and sole dispositive power with respect to all of the reported shares. The address for Liberty Interactive Corporation is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(3)
This information is derived solely from the Amendment No. 2 to Schedule 13G of BlackRock, Inc., filed January 26, 2016. According to the Schedule 13G, BlackRock, Inc. has sole voting power with respect to 1,770,085 of the reported shares and sole dispositive power with respect to 1,813,640 of the reported shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
This information is derived solely from Amendment No. 2 to Schedule 13G of Litespeed Management, L.L.C., filed February 16, 2016. According to the Schedule 13G, each of Litespeed Management, L.L.C., Litespeed Master Fund, Ltd. and Jamie Zimmerman shares voting and dispositive power with respect to all of the reported shares. The address for Litespeed Management, L.L.C. is 745 Fifth Avenue, 6th Floor, New York, New York 10151.

(5)
This information is derived solely from Amendment No. 4 to Schedule 13G of RS Investment Management Co. LLC, filed February 12, 2016. According to the Schedule 13G, RS Investment Management Co. LLC has sole voting power with respect to 1,665,962 of the reported shares and sole dispositive power with respect to 1,667,514 of the reported shares. The address for RS Investment Management Co. LLC is One Bush Street, Suite 900, San Francisco, California 94104.

(6)
This information is derived solely from Amendment No. 2 to Schedule 13G of Dimensional Fund Advisors LP, filed February 9, 2016. According to the Schedule 13G, Dimensional Fund Advisors LP had sole voting power with respect to 1,613,186 of the reported shares and sole dispositive power with respect to 1,659,199 of the reported shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
This information is derived solely from Amendment No. 2 to Schedule 13G of The Vanguard Group, Inc., filed February 10, 2016. According to the Schedule 13G, The Vanguard Group had sole voting power with respect to 23,611 of the reported shares, shared voting power with respect to 3,500 of the reported shares, sole dispositive power with respect to 1,352,488 of the reported shares and shared dispositive power with respect to 26,011 of the reported shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Includes (1) 105,340 shares of our common stock held directly by Mr. Apatoff; (2) 20,346 shares held in a tenancy in common ownership arrangement between the Robert S. Apatoff 2007 Living Trust (of which Mr. Apatoff is the sole trustee and sole beneficiary during his lifetime) and the Vicki G. Apatoff 2007 Living Trust (of which Mr. Apatoff's spouse is the sole trustee and sole beneficiary during her lifetime); and (3) 280,598 shares of our common stock subject to options that are currently exercisable or that will become exercisable within 60 days after April 12, 2016.

(9)
Mr. Armstrong has shared voting and investment power over the shares of our common stock reflected in the table and disclaims beneficial interest of such shares of our common stock except to the extent of his beneficial ownership in Clearstone Venture Management Services. Includes 4,388 shares of our common stock subject to restricted stock units that will vest and become issuable within 60 days after April 12, 2016.

(10)
Includes 4,388 shares of our common stock subject to restricted stock units that will vest and become issuable within 60 days after April 12, 2016.

(11)
Includes (1) 14,769 shares of our common stock held directly by Mr. Berglass and (2) 600 shares held by the 1998 Robert H. Berglass Living Trust dated July 8, 1998, over which Mr. Berglass exercises voting power, as trustee. Includes 5,617 shares of our common stock subject to restricted stock units that will vest and become issuable within 60 days after April 12, 2015.

(12)
Includes 41,000 shares of our common stock subject to options that are currently exercisable or that will become exercisable within 60 days after April 12, 2016.

(13)
Effective April 1, 2016, Ms. Saunders was no longer employed by the Company. Includes 50,000 stock options that are currently vested and exercisable.

(14)
Includes 81,066 shares of our common stock subject to options that are currently exercisable or that will become exercisable within 60 days after April 12, 2016.

(15)
Includes (1) 45,109 shares of our common stock subject to restricted stock units that will vest and become issuable within 60 days after April 12, 2016, and (2) 535,664 shares of our common stock subject to options that are currently exercisable or that will become exercisable within 60 days after April 12, 2016.

        The following table shows the number of shares of our common stock that are subject to outstanding restricted stock units held by our directors and named executive officers as of April 12, 2016 but that are not otherwise scheduled to vest and become issuable within the 60 day period measured from April 12, 2016. Each restricted stock unit entitles the director or named executive officer to one share of common stock at the time of vesting. The restricted stock units generally vest over a one to four year period of continued service with us.

Directors and Named Executive Officers	Aggregate Number of Shares Subject to RSUs
Robert S. Apatoff	85,066
James T. Armstrong	—
Tracey L. Belcourt	—
Robert Berglass	—
Candace H. Duncan	—
Sue Ann R. Hamilton	—
Joseph W. Harch	—
Dennis Holt	—
Scott D. Levin	28,502
Tom D. Moeller	18,085
Robin S. Pringle	—
Anne G. Saunders(1)	—
Christopher W. Shean	—
Becky A. Sheehan	45,047
Michael J. Silverstein	—
Other Executive Officers	24,253

(1)
Effective April 1, 2016, Ms. Saunders was no longer employed by the Company.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. This section also describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers for 2015. Our "named executive officers" for 2015 are Robert S. Apatoff, our President and Chief Executive Officer, Becky A. Sheehan, our Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers, Anne G. Saunders, former President of our Consumer Division, Tom D. Moeller, Executive Vice President of Florists' Transworld Delivery, Inc., and Scott D. Levin, Executive Vice President, General Counsel and Secretary. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

        The primary objectives of the Compensation Committee with respect to executive compensation are to:

  •
  attract, retain and motivate experienced and talented executives;

  •
  ensure executive compensation is aligned with our corporate strategies, programs and business goals;

  •
  recognize the individual contributions of executives, but foster a shared commitment among executives by aligning their individual goals with our corporate goals;

  •
  promote the achievement of key strategic and operational performance measures by linking compensation to the achievement of measurable corporate and departmental performance goals; and

  •
  align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value.

        To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels that are justifiable based on each executive's level of experience, performance and responsibility and that the Compensation Committee believes are competitive with those of other internet and catalog retail and specialty retail companies that compete with us for executive talent. In addition, our executive compensation program ties a portion of each executive's overall compensation to the achievement of key corporate and individual goals. We provide a portion of our executive compensation in the form of restricted stock units and/or stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in our longer term success as reflected in the appreciation of our stock price.

        We review peer group data from time to time and do not benchmark our executive compensation to target total direct compensation at a specific level relative to our comparative group of peer companies. In August 2015, we provided our named executive officers with a special, one-time, "outperformance" stock option award that was outside of the regular compensation program and is not expected to be repeated in 2016. The purpose of the one-time award was to align executives with shareholders and to provide key executives with material upside opportunity for price growth over the next five years.

        Including the effect of the August 2015 one-time stock option grant, the chief executive officer's target and actual total direct compensation, which includes his base salary, cash bonus incentive, and the grant date fair value of equity awards made in 2015, was generally consistent with the median of our compensation peer group, with a below-median salary and bonus opportunity and above-median long-term equity award as a result of the special one-time out-performance option award. The total direct compensation of the other named executive officers was temporarily above the median in 2015 as a result of their participation in the special one-time outperformance option award program in August 2015. All named executive officers would have had below-median total direct compensation compared to our peer group if the special option awards had not been granted. Due to the non-recurring nature of the 2015 out-performance awards, we expect that compensation for our named executive officers who received such awards will decrease in 2016.

Compensation Setting Practice

        The Compensation Committee consists of four directors, Messrs. Berglass, Harch, Holt and Shean, each of whom is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Compensation Committee administers our executive compensation programs and is responsible for reviewing the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including adjustments to annual base salary and the establishment of the applicable performance goals under our annual management incentive bonus plan and the specific bonus amount for each potential level of goal attainment. The Compensation Committee also administers our equity incentive plan and has the exclusive authority to make awards under such plan to our executive officers. The Compensation Committee also approves all employment agreements, severance or termination arrangements, and other compensatory contracts or arrangements made with our executive officers. The Compensation Committee will also perform other functions or duties as may be assigned to it under the terms of any executive compensation or equity-based benefit plan or as otherwise deemed appropriate by our Board of Directors. The Compensation Committee held eight meetings during 2015. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate.

        The Compensation Committee makes all decisions regarding the cash and equity compensation of our Chief Executive Officer, although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent members of our Board of Directors. With respect to all other executive officers, the Compensation Committee determines their compensation, taking into account the recommendations of our Chief Executive Officer who annually reviews the performance of the other executive officers and then presents to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. The Compensation Committee can, and often does, exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that are not provided to all senior level employees (for example, any executive level health and welfare benefits, deferral plans and perquisites) are made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer. The Compensation Committee reviews peer data from time to time, but does not target any specific percentile. In 2015, the target total direct compensation of our chief executive officer was generally consistent with the median of our peer group, and it is anticipated that it will be below the median of the peer group data in 2016 because 2015 included a one-time special outperformance option award provided in August 2015.

        The Compensation Committee has the authority to retain the services of an independent compensation consulting firm in connection with its responsibilities in setting the compensation for our executive officers. Pursuant to that authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized, independent compensation consulting firm, to review the executive compensation programs and individual compensation arrangements for our executive officers. All executive compensation services provided by the independent consultant are conducted under the direction or authority of the Compensation Committee. During 2015, FW Cook served solely as a consultant to the Compensation Committee and did not provide any services to management. Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) of the Exchange Act, and such other factors as were deemed relevant under the circumstances, the Compensation Committee determined that its relationship with FW Cook, and the work of FW Cook on behalf of the Compensation Committee, did not raise any conflict of interest.

        FW Cook provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions regarding our executive officers and considering the recommendations of our Chief Executive Officer regarding the compensation of other executive officers. In designing our executive compensation program, our Compensation Committee periodically considers publicly available compensation data for a group of peer companies to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Although the Compensation Committee considers FW Cook's advice and recommendations about our executive compensation program, the Compensation Committee ultimately makes its own decisions about executive compensation matters.

        In December 2014, FW Cook provided our Compensation Committee with comparative peer group data showing where our total compensation and each element of our compensation ranked among a group of 19 publicly-traded U.S.-based internet and catalog retail and specialty retail companies. The peer group companies included were 1-800-FLOWERS.COM, Inc., American Eagle Outfitters, Inc., ANN INC., Caleres, Inc., Cabela's Incorporated, Conversant, Inc., Groupon, Inc., HSN, Inc., Libbey Inc., Monster Worldwide, Inc., Orbitz Worldwide, Inc., Overstock.com, Inc., Pier 1 Imports Inc., Restoration Hardware Holdings Inc., Shutterfly, Inc., Tiffany & Co., Vitamin Shoppe Inc., WebMD Health Corp. and Williams-Sonoma, Inc. This peer group is subject to change, and we expect that our Compensation Committee will continue to periodically review and update the list.

        The peer group was chosen to reflect a cross-section of similar retail and internet retail companies with revenue size between about 4x and 0.25x our size. This reflects the Company's executive labor market, and companies that might attract similar investors.

Compensation Elements

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual management incentive bonuses;

  •
  equity incentive awards, both shorter term and longer term;

  •
  benefits and other compensation; and

  •
  severance and change in control benefits.

        We do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our Compensation Committee, after reviewing information provided by our compensation consultant and other relevant data, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for FTD and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to incent and reward superior performance based on specific annual and longer-term goals. To further focus our executives on longer-term performance and the creation of stockholder value, we make equity-based awards that vest over a meaningful period of time. In addition, we provide our executives with benefits that are generally available to our salaried employees and severance benefits to incentivize them to continue to strive to achieve stockholder value in connection with change in control situations.

  Base Salary

        We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our named executive officers typically are established through arm's length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our Compensation Committee reviews and evaluates, with input from our President and Chief Executive Officer, the need for adjustment of the base salaries of our executives based on changes and expected changes in the scope of an executive's responsibilities, including promotions, the individual contributions made by and performance of the executive during the prior fiscal year, the executive's performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the executive's salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. No formulaic base salary increases are provided to our named executive officers, and we do not target the base salaries of our named executive officers at a specified compensation level within our peer group or other market benchmark. Please refer to "Executive Compensation and Other Information—Summary Compensation Table" for a listing of the base salaries of each of our named executive officers for 2015.

        Base salaries for 2015 were generally at or below the median of the peer group data reviewed by the Compensation Committee for all named executive officers. The fixed cash salary for our chief executive officer was below the median of the peer group data.

  Annual Management Incentive Cash Bonuses

        We have designed our 2015 Management Bonus Plan to emphasize pay-for-performance and to reward our named executive officers for the achievement of specified corporate objectives. For each participant, bonus awards are tied to various corporate performance goals. Those goals may be based on company-wide or divisional financial metrics, including revenue and adjusted EBITDA. For certain participants, the performance objectives may include specified departmental goals for the applicable fiscal year. For additional information about the annual performance based cash bonus program for 2015, see "—2015 Compensation Decisions—2015 Management Bonus Plan" below.

  Long-Term Incentive Compensation

        Grants of stock-based awards may result in limited rewards if the price of our common stock does not appreciate significantly, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards are also intended to align compensation with the price performance of our common stock. Stock-based awards are also a useful vehicle for attracting and retaining executive talent in a competitive market. Our stock-based awards may consist of time-based or performance-based stock options, RSUs, restricted stock awards, or a combination thereof. Since our spinoff from United Online, we have generally used RSUs for long-term incentive compensation for our executive officers.

        Our Compensation Committee develops its stock-based award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior stock-based awards and the level of vested and unvested stock-based awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. In addition, our compensation committee considers the potential dilution associated with the stock-based awards and the cost of awards relative to budget and to market capitalization.

  Stock Options

        We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers because they are rewarded only to the extent that, following the grant date of the options, our stock price grows and our stockholders see the value of their investment also grow. While our equity compensation generally consists of RSUs, we did make option awards to certain of our named executive officers in 2014. In addition, in August 2015 we made one-time awards of stock options to our named executive officers, which were provided as a special incentive to motivate and reward growth.

  Restricted Stock Awards and RSUs

        Restricted stock awards and RSUs reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to stock options, whose intrinsic value changes only when the market price of shares is above the exercise price. Restricted stock awards and RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. In addition, restricted stock awards and RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares.

        In August 2015, we provided our named executive officers with a special, one-time, stock option award that was outside of the regular compensation program and is not expected to be repeated in 2016. The purpose of the one-time award was to align executives with shareholders and to provide key executives with material upside opportunity for price growth over the next five years.

        Including the effect of the August 2015 one-time stock option grant, our Chief Executive Officer's target and actual total direct compensation, which includes his base salary, cash bonus incentive, and the grant date fair value of equity awards made in 2015, was generally consistent with the median of our compensation peer group. The total direct compensation of the other named executive officers was above the median as a result of the special one-time option awards. All named executive officers would have had below-median total direct compensation compared to our peer group if the special awards had not been granted.

  Equity Award Mix

        Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended, or expanded employment relationship may involve a different mix of time-based and performance-based stock options, RSUs, restricted stock awards, or other stock-based awards depending on our compensation committee's assessment of the total compensation package being offered.

  Benefits and other compensation

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, group life insurance, accidental death and dismemberment insurance, long and short term disability insurance, medical and dependent care flexible spending accounts and matching contributions in our 401(k) plan. All of our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under our 401(k) plan, we are permitted to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Our named executive officers may also participate in the FTD Companies, Inc. 2015 Employee Stock Purchase Plan ("ESPP"), which provides a means for our employees, and the employees of certain of our subsidiaries, to purchase shares of the Company's common stock. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers. The Compensation Committee in its discretion may revise, amend or add to the named executive officer's benefits and perquisites if it deems it advisable.

  Severance and change in control benefits

        Pursuant to employment agreements we have entered into with our executive officers, certain of our executive officers are entitled to specified double trigger benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of FTD. Please refer to "Executive Compensation and Other Information—Employment Agreements and Potential Payments Upon Termination or Change in Control" for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to executive officers under various termination circumstances under the caption "Executive Compensation and Other Information—Employment Agreements and Potential Payments Upon Termination or Change in Control" below.

2015 Compensation Decisions

  2015 Management Bonus Plan

        On March 26, 2015, our Compensation Committee adopted our 2015 Management Bonus Plan. The 2015 Management Bonus Plan provides for awards tied to corporate and departmental performance goals. These short-term cash incentives are designed to reward achievement against specific, pre-set financial goals and performance objectives measured over the fiscal year for which the award is paid. The performance goals upon which the awards are based may relate to the Company's consolidated revenue and Plan Adjusted EBITDA (as defined below), divisional revenue and Plan Adjusted EBITDA, or a combination thereof, provided that in each case, the relevant consolidated or divisional goals are weighted equally between revenue and Plan Adjusted EBITDA.

        For the purposes of the 2015 Management Bonus Plan, we define Plan Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, litigation or dispute settlement charges or gains (including, without limitation, fees, expenses, damages and settlement costs related to litigation, arbitration, investigations, disputes or similar matters), transaction related costs (including, without limitation, expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, and including compensation expense and expense for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms), restructuring and other exit costs (including, without limitation, severance expenses, facility closure expenses, relocation costs and other restructuring charges) and impairment of goodwill, intangible assets and long-lived assets. Plan Adjusted EBITDA is also calculated before, and expenses for the purposes of calculating Plan Adjusted EBITDA exclude, (1) any bonus amounts which accrue under the 2015 Management Bonus Plan; (2) any adjustments to Plan Adjusted EBITDA attributable to a change in accounting principles that occurred after January 1, 2015 (such that the actual Plan Adjusted EBITDA is calculated consistently with Plan Adjusted EBITDA target as it relates to accounting principles); (3) all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring (except that Item 10(e) of Regulation S-K under the Securities Act does not constitute a limitation on any such determination); (4) losses, charges or expenses with respect to litigation, investigations or other legal matters; and (5) all items of gain, loss or expense related to the sale or divestiture of a business; provided, however, that in determining the actual level at which the Plan Adjusted EBITDA has been attained, the associated amount under clause (1), clause (3) or clause (4) shall be excluded from the calculation of Plan Adjusted EBITDA only to the extent the actual aggregate amount under clause (1), clause (3) or clause (4) exceeds the aggregate budgeted amount therefor that was included in the Plan Adjusted EBITDA Targets set forth in the applicable performance goals.

        For 2015, eleven potential levels of goal attainment from threshold to maximum were established for each financial performance goal. Level six of eleven represents the "target" level for financial goals. The amount of the bonus award was based on the actual levels at which the applicable goals were in fact attained. Absent at least threshold attainment of each applicable goal, no bonus award would be earned with respect to that particular performance metric. In addition, if consolidated Plan Adjusted EBITDA for the 2015 fiscal year had been more than 7.5% below target, no payouts would have been made under the 2015 Management Bonus Plan regardless of performance as to any other performance metric. Similarly, for those participants who were allocated a divisional goal, if the applicable divisional Plan Adjusted EBITDA for the 2015 fiscal year had been more than 5% below target, no payouts would have been made under the 2015 Management Bonus Plan to such participants regardless of performance as to any other performance metric. Notwithstanding the foregoing, the Compensation Committee could adjust the actual amount of a participant's bonus award if it determined that would be in the best interests of the Company to do so. As to each departmental goal, the level of attainment of each such goal (calculated as a percentage) was determined from threshold to maximum. In order to receive their bonuses, participants generally were required to continue in the Company's employ through December 31, 2015. The 2015 Management Bonus Plan imposed a limit of $2.0 million on the maximum bonus amount payable to any participant for the 2015 fiscal year. The Compensation Committee did not exercise its discretion to adjust the actual amount of any participant's bonus award under the 2015 Management Bonus Plan.

        For purposes of the 2015 Management Bonus Plan, the Company achieved consolidated corporate revenue and Plan Adjusted EBITDA for 2015, as determined in accordance of the terms and provisions of the plan, of $1,216.0 million and $118.8 million, respectively. The results achieved for the revenue portion of the plan were 2.8% below the target established at the start of the year while the results achieved for the Plan Adjusted EBITDA portion of the plan were 4.6% higher than the corresponding target. These targets for revenue and Plan Adjusted EBITDA are referred to in this proxy statement as the "2015 Corporate Goals." After comparing the achieved results to the 2015 Corporate Goals, bonus funding for the revenue portion of the 2015 Management Bonus Plan exceeded level three (of eleven) and bonus funding for the Plan Adjusted EBITDA portion of the plan exceeded level eight (of eleven). Revenue and Plan Adjusted EBITDA were given equal weight under the plan.

        For Robert Apatoff, 100% of his 2015 bonus potential was based on the 2015 Corporate Goals, scaling up to a maximum payout of 150% of salary in accordance with the table below, depending on the Company's consolidated revenue and Plan Adjusted EBITDA results relative to the 2015 Corporate

Goals. Mr. Apatoff received an award of $806,861 (97.5% of target) and received total cash compensation that was 3% lower in 2015 than in 2014.

	Robert Apatoff Consolidated
	Revenue Payout %	Adj EBITDA Payout %
1	25.0%	25.0%
2	30.0%	30.0%
3	35.0%	35.0%
4	40.0%	40.0%
5	45.0%	45.0%
6	50.0%	50.0%
7	55.0%	55.0%
8	60.0%	60.0%
9	65.0%	65.0%
10	70.0%	70.0%
11	75.0%	75.0%

        For Scott Levin and Becky Sheehan, their 2015 bonus potential was based 80% upon the Company's performance relative to the 2015 Corporate Goals and 20% upon their respective personal results, scaling up to a maximum payout of 120% of salary in accordance with the table below, depending on the Company's consolidated revenue and Plan Adjusted EBITDA results relative to the 2015 Corporate Goals and their individual results. Based on FTD's consolidated revenue and Plan Adjusted EBITDA results in 2015, together with Ms. Sheehan's and Mr. Levin's achievement of their respective individual goals, Ms. Sheehan and Mr. Levin received awards of $452,467 (92.9% of target) and $329,637 (92.9% of target), respectively, under the 2015 Management Bonus Plan.

	Becky Sheehan/Scott Levin Consolidated
	Revenue Payout %	Adj EBITDA Payout %
1	20.0%	20.0%
2	24.0%	24.0%
3	28.0%	28.0%
4	32.0%	32.0%
5	36.0%	36.0%
6	40.0%	40.0%
7	42.0%	42.0%
8	44.0%	44.0%
9	46.0%	46.0%
10	48.0%	48.0%
11	50.0%	50.0%

        For Tom Moeller and Anne Saunders, their 2015 bonus potential was based 30% upon the Company's performance relative to the 2015 Corporate Goals, and 70% upon the respective division or departmental results, scaling up to a maximum payout of 90% and 120% of salary for Ms. Saunders and Mr. Moeller, respectively, in accordance with the tables below, depending on the Company's consolidated revenue and Plan Adjusted EBITDA results relative to the 2015 Corporate Goals and their divisional or departmental results. Based on FTD's consolidated revenue and Plan Adjusted EBITDA results in 2015, together with Ms. Saunders' and Mr. Moeller's achievement of their respective departmental goals, Ms. Saunders and Mr. Moeller received awards of $269,238 (84.5% of target) and $400,850 (101.8% of target), respectively, under the 2015 Management Bonus Plan.

	Anne Saunders		Tom Moeller
	Consolidated Payout %	Division Payout %	Consolidated Payout %	Division Payout %
1	11.3%	26.3%	15.0%	35.0%
2	13.5%	31.5%	18.0%	42.0%
3	15.8%	36.8%	21.0%	49.0%
4	18.0%	42.0%	24.0%	56.0%
5	20.3%	47.3%	27.0%	63.0%
6	22.5%	52.5%	30.0%	70.0%
7	23.4%	54.6%	31.2%	72.8%
8	24.3%	56.7%	32.4%	75.6%
9	25.2%	58.8%	33.6%	78.4%
10	26.1%	60.9%	34.8%	81.2%
11	27.0%	63.0%	36.0%	84.0%

        For additional information about the amounts paid to our named executive officers under our 2015 Management Bonus Plan, see "Executive Compensation—Summary Compensation Table" below.

  Outperformance Option Awards

        On August 10, 2015, the Compensation Committee approved special one-time option grants to be made to certain of our executives, including each of our named executive officers. The awards were not viewed as part of the regular annual compensation program and are not expected to be part of named executed officer compensation in 2016. The Compensation Committee used stock options with a life of approximately 5.4 years, reflecting a critical period of time in which current business initiatives may result in an increasing stock price, because the named executive officers profit from these awards only to the extent they remain employed with us following the award vesting dates and only if our share price exceeds the stock options' exercise price of $29.97. These stock options generally vest in four equal annual installments beginning on January 1, 2016.

        We believe that these awards provide meaningful incentives to our named executive officers to achieve increases in the value of our stock over a critical time period. We believe these awards also provide meaningful incentives for our named executive offers to find and implement post-Acquisition integration, growth and cost containment. These awards directly align the interests of the award recipients and our stockholders and help to ensure that the participants are incentivized to maintain a long-term approach in our management. The options will expire on January 1, 2021. Outperformance options were a one-time growth incentive program and we do not expect to grant similar awards again in 2016. The Compensation Committee does, however, retain the discretion to re-evaluate our compensation programs as needed.

  RSU Awards

        On March 9, 2015, the Company made annual grants of RSUs to our named executive officers in the following amounts:

Name	RSUs Awarded
Robert S. Apatoff	20,000
Becky A. Sheehan	12,500
Scott D. Levin	10,000
Tom D. Moeller	7,000
Anne G. Saunders	10,000

        The RSUs granted will generally vest in four equal annual installments beginning on February 15, 2016. The grant date fair value of the RSUs was $34.44, the market value of the underlying stock on the grant date.

        The RSU grants reflect the regular annual ongoing compensation program before the special, one-time, outperformance option program was added in the middle of the year.

Tax and Accounting Implications

        Management and the Compensation Committee reviewed and considered the deductibility of payments under our executive compensation program under Code Section 162(m) and the regulations promulgated thereunder, which generally limit deductibility of compensation to $1 million for certain employees. However the $1 million limit does not apply to performance-based compensation that is paid pursuant to shareholder-approved plans and is approved by directors who qualify as "outside directors" within the meaning of Code Section 162(m).

        The Compensation Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. However, to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders, the Compensation Committee may from time to time approve payments that cannot be deducted. For example, restricted stock unit awards made to certain employees may not be deductible for federal income tax purposes, depending on the amount and type of other compensation these employees receive. In addition, since we retain discretion over compensation paid under our 2015 Management Bonus Plan, those awards also will not qualify for the exemption for performance based compensation.

Advisory Vote on Executive Compensation

        In 2014 and 2015, we filed the proxy statements for our annual meetings as an "emerging growth company" under the federal securities laws and therefore were not required to conduct a stockholder vote seeking nonbinding advisory approval of the compensation of our named executive officers. The 2016 annual meeting will be the first meeting at which we will conduct votes seeking approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers and the frequency with which such votes will be conducted.

Compensation Committee Report

        The Compensation Committee of the board of directors of FTD Companies, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee
Robert Berglass (Chairman) Joseph W. Harch Dennis Holt Christopher W. Shean

 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The following table sets forth certain information regarding all our executive officers as of April 12, 2016:

Name	Age	Positions
Robert S. Apatoff	57	President, Chief Executive Officer and Director
Becky A. Sheehan	49	Executive Vice President and Chief Financial Officer
Scott D. Levin	54	Executive Vice President, General Counsel and Secretary
Rhys J. Hughes	47	President, Interflora British Unit; Interim President, Consumer Division
Tom D. Moeller	52	Executive Vice President, Florists' Transworld Delivery, Inc.

        The following is a brief description of the capacities in which each of the executive officers has served during the past five or more years. The biography for Mr. Apatoff appears earlier in this proxy statement under the heading "Proposal One: Election of Directors."

        Becky A. Sheehan has been our Executive Vice President and Chief Financial Officer since November 2013. Ms. Sheehan joined FTD Group, Inc. in July 2006 as Executive Vice President, Chief Financial Officer. Prior to joining FTD Group, Inc., she was an Audit Partner with Deloitte and had 19 years of experience in public accounting with both Deloitte and Arthur Andersen. At Deloitte, Ms. Sheehan served as the leader of the Consumer Business and Manufacturing Audit Practice for the Chicago office. Prior to joining Deloitte, Ms. Sheehan was a partner with Arthur Andersen. She is a certified public accountant and received her Bachelor's degree in accounting from Illinois State University.

        Scott D. Levin has been our Executive Vice President and General Counsel since September 2013 and was appointed Secretary on November 1, 2013. Mr. Levin was the Chief Legal Officer and Secretary of Coskata, Inc., a renewable fuels and chemicals production company, from 2012 to September 2013. From 2007 to 2012, Mr. Levin was Senior Vice President, General Counsel and Secretary for Morton's Restaurant Group, Inc., which was a publicly held restaurant holding company during that time. Prior to that, Mr. Levin held General Counsel positions at Torex Retail Americas (a global technology solutions provider) and OurHouse, Inc. (the home improvement e-commerce business for Ace Hardware Corporation). From 1996 to 1999, Mr. Levin served as Vice President and General Counsel of FTD, Inc. Mr. Levin also worked at Schulte Roth & Zabel LLP in New York City where he practiced in the mergers and acquisitions, securities and finance areas. Mr. Levin earned a J.D. from The National Law Center at George Washington University and a Bachelor's degree from Boston College.

        Rhys J. Hughes is the head of our International Division and was appointed President of Interflora British Unit in May 2008, having previously spent two years as Chief Operating Officer. In addition, on April 1, 2016 he was appointed Interim President, Consumer Division, which includes responsibility for our Consumer and Provide Commerce segments. He joined Interflora in 2001 as Finance Director. Prior to joining Interflora, Mr. Hughes held senior financial roles with Boots Opticians and Vision Express. He is a Chartered Accountant, having qualified with KPMG in Nottingham, where he spent most of his time in audit services. He received a First Class Honours degree in industrial economics from Nottingham University.

        Tom D. Moeller is the head of our Florist Division and has been with FTD since April 2010. He joined FTD as Executive Vice President, Florists' Transworld Delivery, Inc. from the William Wrigley Jr. Company, where he served as Global Chief Customer Officer since 2007 and as Vice President, U.S. Customer Sales and Support from 2001 to 2007. Prior to Wrigley, Mr. Moeller served as

General Manager at Schering Plough HealthCare, responsible for their Wal-Mart and Alternative Trade Channel businesses. Before joining Schering Plough, he spent 12 years at Nabisco, Inc. in various sales and customer marketing roles. Mr. Moeller has over 25 years of experience in consumer packaged goods. He is a graduate of Wartburg College and continued his executive education at Northwestern University and Cornell University.

Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned by our named executive officers in 2015 and, for those who were named executive officers during such periods, the fiscal years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Stock Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (12)(13)(14)(15)	Total
Robert S. Apatoff	2015	$830,000	$—	$688,800	$3,814,800(7)	$806,861(9)	$21,957	$6,162,418
President,	2014	$730,000	$350,000	$1,358,001(5)	$275,548(7)	$603,288(10)	$26,849	$3,343,686
Chief Executive	2013	$643,846	$75,000	$3,145,736(6)	$1,113,340(8)	$574,453(11)	$19,187	$5,571,562
Officer and Director
Becky A. Sheehan	2015	$488,152	$—	$430,500	$1,907,400(7)	$452,467(9)	$24,385	$3,302,904
Executive Vice	2014	$438,152	$225,000	$752,001(5)	$137,774(7)	$301,847(10)	$26,849	$1,881,623
President and	2013	$434,439	$350,000	$900,265(6)	$289,462(8)	—	$3,825	$1,977,991
Chief Financial Officer
Anne G. Saunders(1)	2015	$425,000	$—	$344,400	$1,525,920(7)	$269,238(9)	$24,385	$2,588,943
President, Consumer Division
Tom D. Moeller	2015	$393,919	$—	$241,080	$1,144,440(7)	$400,850(9)	$26,653	$2,206,942
Executive Vice President, Florist Division
Scott D. Levin	2015	$356,000	$—	$344,400	$1,144,440(7)	$329,637(9)	$24,385	$2,198,862
Executive Vice President, General Counsel and Secretary

(1)
Ms. Saunders served as President, Consumer Division until her departure from the Company on April 1, 2016.

(2)
The salaries reflected in the Summary Compensation Table may be subject to future increase at the discretion of FTD's Board of Directors. The base salary level, once increased, becomes the new minimum base salary. The amount reported as base salary in the Summary Compensation Table also includes the portion deferred under our 401(k) plan, a tax qualified deferred compensation plan.

(3)
Represents discretionary year-end cash bonus awards made to our named executive officers. The amounts include, in 2014, cash bonus awards of $350,000 and $225,000 related to the Acquisition to Mr. Apatoff and Ms. Sheehan, respectively, and, in 2013, cash bonus awards of $75,000 each related to the Separation to Mr. Apatoff and Ms. Sheehan.

(4)
Amounts reflect the aggregate grant date fair value of the stock awards made in the applicable fiscal year. The grant date fair values are, in each instance, calculated in accordance with ASC 718 and do not take into account estimated forfeitures relating to service based vesting requirements. For information regarding the assumptions underlying the ASC 718 valuation of these equity awards, see Note 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for that period.

(5)
Amounts shown include the value of one time stock awards granted to Mr. Apatoff and Ms. Sheehan in recognition of the successful completion of the Acquisition.

(6)
Amounts shown include the value of one time stock awards granted to Mr. Apatoff and Ms. Sheehan in recognition of the successful completion of the Separation and Mr. Apatoff's and Ms. Sheehan's positions as President and Chief Executive Officer and Chief Financial Officer, respectively, of FTD as a stand-alone public company.

(7)
Amounts reflect the aggregate grant date fair value of the stock option awards made in the applicable fiscal year. The grant date fair values are, in each instance, calculated in accordance with ASC 718 and do not take into account estimated forfeitures relating to service based vesting requirements. For information regarding the assumptions underlying the ASC 718 valuation of these equity awards, see Note 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for that period.

(8)
Amounts reflect the aggregate grant date fair value of one time stock option awards granted to Mr. Apatoff and Ms. Sheehan in recognition of the successful completion of the Separation and Mr. Apatoff's and Ms. Sheehan's positions as President and Chief Executive Officer and Chief Financial Officer, respectively, of FTD as a stand-alone public company. The grant date fair values are, in each instance, calculated in accordance with ASC 718 and do not take into account estimated forfeitures relating to service based vesting requirements. For information regarding the assumptions underlying the ASC 718 valuation of these equity awards, see Note 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for that period.

(9)
Represents performance-based cash bonuses paid pursuant to the FTD Companies, Inc. 2015 Management Bonus Plan.

(10)
Represents performance-based cash bonuses paid pursuant to the FTD Companies, Inc. 2014 Management Bonus Plan.

(11)
Represents performance-based cash bonuses paid pursuant to non-equity incentive compensation plans originally established by United Online.

(12)
Includes a matching contribution we made to the 401(k) plan on behalf of each participating named executive officer. In 2015, matching contributions for participating named executive officers were limited to the lesser of (1) 50% of the participating officer's contribution, and (2) 50% of the first 6% of the participating officer's eligible compensation, as determined under such plan. In 2014 and 2013, matching contributions for participating named executive officers were limited to the lesser of (1) 25% of the participating officer's contribution, and (2) 25% of the first 6% of the participating officer's eligible compensation, as determined under such plan.

  See Note 15 below for the dollar amounts of the matching contributions included in the "All Other Compensation" column of the Summary Compensation Table.

(13)
The restricted stock units held by our named executive officers contain dividend equivalent rights. Pursuant to those rights, such named executive officer will receive, as dividends or other distributions are declared and paid on our outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to our stockholders. The payment will be made in the same form and at the same time as the actual dividend or distribution is made to stockholders. United Online historically paid dividends to holders of its common stock. We have not paid any cash dividends on our common stock since the Separation on November 1, 2013. We do not currently anticipate paying any future cash dividends.

  The payments received by the named executive officers in the 2013 fiscal year pursuant to the dividend equivalent rights pertaining to United Online restricted stock units are not included as part of their compensation in the "All Other Compensation" column for the 2013 fiscal year. The aggregate amount received by each of the individuals who was a named executive officer for the 2013 fiscal year pursuant to dividend equivalent rights associated with United Online restricted stock unit awards was as follows:

Name
Robert S. Apatoff	$50,333
Becky A. Sheehan	$32,625
(14)
We provide medical and dental coverage to our U.S. employee base. In 2013, for Mr. Apatoff, we paid the portion of the insurance premiums for such coverage that otherwise would have been payable by him as required employee contributions (the "basic insurance coverage premiums"). In addition, we also provided supplemental medical and dental coverage to Mr. Apatoff under the Exec-U-Care plan. The annual per participant membership fee we paid under the Exec-U-Care plan was $250 and included the premium for an accidental death and dismemberment insurance policy with up to $100,000 in coverage. These incremental benefits terminated prior to the Separation. See Note 15 below for the aggregate dollar amount of the basic insurance coverage premiums, the medical and dental benefits provided through the Exec-U-Care plan, together with the $250 annual membership fee for such plan that is included in the "All Other Compensation" column of the Summary Compensation Table.

(15)
The table below sets forth the various items included in the "All Other Compensation" column for the 2015, 2014 and 2013 fiscal years for Mr. Apatoff and Ms. Sheehan:

Name	Year	401(k) Matching Contribution	Health Benefits	Total
Robert S. Apatoff	2015	$7,950	$14,007	$21,957
	2014	$3,900	$22,949	$26,849
	2013	$3,825	$15,362	$19,187
Becky A. Sheehan	2015	$7,950	$16,435	$24,385
	2014	$3,900	$22,949	$26,849
	2013	$3,825	—	$3,825

  The table below sets forth the various items included in the "All Other Compensation" column for the 2015 fiscal year for Ms. Saunders, Mr. Moeller and Mr. Levin:

Name	Year	401(k) Matching Contribution	Health Benefits	Total
Anne G. Saunders	2015	$7,950	$16,435	$24,385
Tom D. Moeller	2015	$7,950	$18,703	$26,653
Scott D. Levin	2015	$7,950	$16,435	$24,385

Outstanding Equity Awards at Fiscal Year End

        The following table provides certain summary information concerning outstanding FTD equity awards held by the named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares of Units of Stock That Have Not Vested(1)	Market Value of Shares or Units That Have Not Vested(2)
Robert S. Apatoff	2/15/2011	93,420	—	$26.42	2/14/2021	3/6/2013	10,677(6)	$279,417
	11/8/2013	52,178	26,089(3)	$31.04	11/7/2023	11/8/2013	26,089(7)	$682,749
	3/11/2014	5,000	15,000(4)	$31.40	3/10/2024	3/11/2014	15,000(8)	$392,550
	8/10/2015	—	500,000(5)	$29.97	1/1/2021	12/31/2014	13,977(9)	$365,778
						3/9/2015	20,000(10)	$523,400
Becky A. Sheehan	11/8/2013	13,566	6,783(3)	$31.04	11/7/2023	2/29/2012	3,003(11)	$78,589
	3/11/2014	2,500	7,500(4)	$31.40	3/10/2024	3/6/2013	6,006(12)	$157,177
	8/10/2015	—	250,000(5)	$29.97	1/1/2021	11/8/2013	6,783(13)	$177,511
						3/11/2014	7,500(14)	$196,275
						12/31/2014	8,386(15)	$219,462
						3/9/2015	12,500(16)	$327,125
Anne G. Saunders	8/10/2015	—	200,000(5)	$29.97	1/1/2021	11/14/2014	3,334(17)	$87,251
						3/9/2015	10,000(18)	$261,700
Tom D. Moeller	3/11/2014	1,750	5,250(4)	$31.40	3/10/2024	2/29/2012	2,335(19)	$61,107
	8/10/2015	—	150,000(5)	$29.97	1/1/2021	3/6/2013	4,671(20)	$122,240
						3/11/2014	5,250(21)	$137,393
						3/9/2015	7,000(22)	$183,190
Scott D. Levin	3/11/2014	1,750	5,250(4)	$31.40	3/10/2024	11/8/2013	3,392(23)	$88,769
	8/10/2015	—	150,000(5)	$29.97	1/1/2021	3/11/2014	2,625(24)	$68,696
						12/31/2014	5,860(25)	$153,356
						3/9/2015	10,000(26)	$261,700

(1)
Each such unvested FTD stock option or unvested FTD restricted stock unit award will vest, in whole or in part, on an accelerated basis upon the occurrence of certain events, as described elsewhere in this proxy statement.

(2)
The valuations are based on the $26.17 closing price per share of FTD common stock on December 31, 2015.

(3)
The remaining unexercisable stock options will vest upon the named executive officer's continued employment with us through November 8, 2016.

(4)
The remaining unexercisable stock options will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three year period measured from February 15, 2015.

(5)
The unexercisable stock options will vest in a series of four successive equal annual installments beginning on January 1, 2016, subject to the named executive officer's continued employment with us through each vesting date.

(6)
Reflects an FTD restricted stock unit award covering a total of 32,031 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units that were unvested on December 31, 2015 vested on February 15, 2016.

(7)
Reflects an FTD restricted stock unit award covering a total of 78,267 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest upon the named executive officer's continued employment with us through November 8, 2016.

(8)
Reflects an FTD restricted stock unit award covering a total of 20,000 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three year period measured from February 15, 2015.

(9)
Reflects an FTD restricted stock unit award covering a total of 20,965 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two year period measured from December 31, 2015.

(10)
Reflects an FTD restricted stock unit award covering a total of 20,000 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the named executive officer's completion of each year of service with us over the four year period measured from February 15, 2015.

(11)
Reflects an FTD restricted stock unit award covering a total of 12,012 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units that were unvested on December 31, 2015 vested on February 15, 2016.

(12)
Reflects an FTD restricted stock unit award covering a total of 12,012 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two year period measured from February 15, 2015.

(13)
Reflects an FTD restricted stock unit award covering a total of 20,349 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest upon the named executive officer's continued employment with us through November 8, 2016.

(14)
Reflects an FTD restricted stock unit award covering a total of 10,000 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three year period measured from February 15, 2015.

(15)
Reflects an FTD restricted stock unit award covering a total of 12,579 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two year period measured from December 31, 2015.

(16)
Reflects an FTD restricted stock unit award covering a total of 12,500 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the named executive officer's completion of each year of service with us over the four year period measured from February 15, 2015.

(17)
Reflects an FTD restricted stock unit award covering 5,000 shares of our common stock. Ms. Saunders forfeited the remaining restricted stock units under this award in connection with her April 1, 2016 departure from FTD.

(18)
Reflects an FTD restricted stock unit award covering 10,000 shares of our common stock. Ms. Saunders forfeited 7,500 of the remaining restricted stock units under this award in connection with her April 1, 2016 departure from FTD.

(19)
Reflects an FTD restricted stock unit award covering a total of 9,343 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units that were unvested on December 31, 2015 vested on February 15, 2016.

(20)
Reflects an FTD restricted stock unit award covering a total of 9,343 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two year period measured from February 15, 2015.

(21)
Reflects an FTD restricted stock unit award covering a total of 7,000 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three year period measured from February 15, 2015.

(22)
Reflects an FTD restricted stock unit award covering a total of 7,000 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the named executive officer's completion of each year of service with us over the four year period measured from February 15, 2015.

(23)
Reflects an FTD restricted stock unit award covering a total of 10,175 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest upon the named executive officer's continued employment with us through November 8, 2016.

(24)
Reflects an FTD restricted stock unit award covering a total of 3,500 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of three successive equal annual installments upon the named executive officer's completion of each year of service with us over the three year period measured from February 15, 2015.

(25)
Reflects an FTD restricted stock unit award covering a total of 8,789 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The remaining restricted stock units will vest in a series of two successive equal annual installments upon the named executive officer's completion of each year of service with us over the two year period measured from December 31, 2015.

(26)
Reflects an FTD restricted stock unit award covering a total of 10,000 shares of our common stock. Each unit provides the named executive officer with the right to receive one share of FTD common stock upon the vesting of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the named executive officer's completion of each year of service with us over the four year period measured from February 15, 2015.

Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards
							Exercise or Base Price of Option Awards ($/sh)
Name	Grant Date	Threshold	Target	Maximum
Robert S. Apatoff	3/9/2015	$206,827	$827,308	$1,240,962	20,000			$688,800
	8/10/2015					500,000	$29.97	$3,814,800
Becky A. Sheehan	3/9/2015	$97,361	$486,806	$584,167	12,500			$430,500
	8/10/2015					250,000	$29.97	$1,907,400
Anne G. Saunders	3/9/2015	$79,688	$318,750	$382,500	10,000			$344,400
	8/10/2015					200,000	$29.97	$1,525,920
Tom D. Moeller	3/9/2015	$98,480	$393,919	$472,703	7,000			$241,080
	8/10/2015					150,000	$29.97	$1,144,440
Scott D. Levin	3/9/2015	$70,931	$354,654	$425,585	10,000			$344,400
	8/10/2015					150,000	$29.97	$1,144,440

(1)
The amounts shown for restricted stock represent the number of shares of restricted stock awarded in 2015 and the grant date fair value were determined in accordance with FASB ASC Topic 718. The shares of restricted stock vest ratably over a period of four years.

(2)
The amounts shown for stock options represent the number of nonqualified stock options granted in 2015. The option exercise price and the grant date fair value were determined in accordance with FASB ASC Topic 718. The stock options vest in four successive equal annual installments beginning on January 1, 2016, subject to the named executive officer's continued employment with us through each vesting date ratably over a period of four years.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert S. Apatoff	57,651	$1,685,264
Becky A. Sheehan	22,485	$676,058
Anne G. Saunders	1,666	$39,501
Tom D. Moeller	6,422	$220,403
Scott D. Levin	7,196	$192,364

(1)
Includes the following number of shares retained by FTD for the payment of applicable taxes: Mr. Apatoff, 23,583; Ms. Sheehan, 6,995; Ms. Saunders, 519; Mr. Moeller, 2,091; and Mr. Levin, 2,239.

(2)
The aggregate dollar value realized on vesting of the stock awards was calculated by multiplying the closing price of Common Stock on the vesting date by the number of vested shares.

Employment Agreements and Potential Payments Upon Termination or Change in Control

  Employment Agreements

        Robert S. Apatoff.    Mr. Apatoff is party to an employment agreement with FTD, with a term expiring on December 31, 2019, which provides for a minimum base salary of $830,000 and a bonus tied to his annual base salary. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or other than within 24 months (36 months with regard to the completion of the Acquisition) following, a change in control, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period. The employment agreement also provides that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control of FTD as defined in his employment agreement, then his outstanding equity awards will vest in full, provided that such period shall run for 36 months following the Acquisition. If Mr. Apatoff's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 12 equal monthly installments (or in a lump sum in the case of a change in control separation), in an aggregate amount equal to the sum of (i) two times his then-current annual rate of base salary and (ii) two times his target bonus for the year in which his employment is so terminated. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. As consideration for such severance benefits, Mr. Apatoff agreed to a 12 month non-competition agreement and to provide us with a standard release of claims. If Mr. Apatoff's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

        Becky A. Sheehan.    Ms. Sheehan is party to an employment agreement with FTD, with a term expiring on December 31, 2019, which provides for a minimum base salary of $488,000 and a bonus tied to her annual base salary. If her employment is terminated without cause, or she resigns for good reason, other than in connection with, or within 24 months (36 months with regard to the completion of the Acquisition) following, a change in control, then she will receive an additional 12 months of vesting credit under her outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period. The employment agreement also provides that if her employment is terminated without cause, or she resigns for good reason, in connection with, or within 24 months following, a change in control of FTD as defined in her employment agreement, then her outstanding equity awards will vest in full, provided that such period shall run for 36 months following the Acquisition. If Ms. Sheehan's employment is terminated without cause, or she resigns for good reason, whether or not in connection with a change in control, then she will be entitled to a severance payment, payable in 12 equal monthly installments (or in a lump sum in the case of a change in control separation), in an aggregate amount equal to the sum of (i) two times her then-current annual rate of base salary and (ii) two times her target bonus for the year in which her employment is so terminated. She will also be entitled to any earned but unpaid bonus for the fiscal year preceding her termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on her target bonus for such year. As consideration for such severance benefits, Ms. Sheehan agreed to a 12 month non-competition agreement and to provide us with a standard release of claims. If Ms. Sheehan's employment is terminated due to her death or disability, then she will receive an additional 12 months of vesting credit under her outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

        Anne G. Saunders.    Prior to her departure from the Company on April 1, 2016, Ms. Saunders was party to an employment agreement with FTD. Following an initial term expiring in November 2016, Ms. Saunders' employment agreement continued for one year terms that would renew automatically each November absent 90 days notice of non-renewal by FTD. Ms. Saunders' employment agreement provided for a minimum base salary of $425,000 and a target bonus of up to 75% of annual base salary. The employment agreement also provided that if her employment were terminated without cause, or she resigned with good reason, as defined in her employment agreement, then she would receive an additional 12 months of vesting credit under her outstanding equity awards, applied as if such awards vested on a monthly basis. The employment agreement also provided that if her employment were terminated without cause, or she resigned with good reason, in connection with, or within 12 months after, a change in control of FTD, then she would receive either an additional 12 months of vesting credit under her outstanding equity awards or, if greater, vesting credit equal to the number of full months passed between the effective date of the employment agreement and the date of termination, in either case calculated as if such awards vested on a monthly basis. If Ms. Saunders' employment had been terminated without cause, or had she resigned for good reason, whether or not in connection with a change in control, then she would have been entitled to (i) a severance payment equal to her then current annual rate of base salary, (ii) if terminated after the 90th day of a fiscal year, a prorated bonus for the year of termination based on the actual level of performance goal attainment, to be paid at the same time such bonus would have been payable had she remained employed by the Company through the date of payment, and (iii) if the termination occurred after the end of a fiscal year and prior the date on which she would have been entitled to be paid a bonus for such fiscal year, the bonus to which should would otherwise have been entitled had she remained employed by the Company through the date of payment, to be paid at such time. As consideration for such severance benefits, Ms. Saunders agreed to a 12 month non-competition agreement and to provide us with a standard release of claims. If Ms. Saunders' employment had been terminated due to her death or disability, then she would have received an additional 12 months of vesting credit under her outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period. Ms. Saunders is not entitled to any severance payments in connection with her departure from the Company on April 1, 2016.

        Tom D. Moeller.    Mr. Moeller is party to an employment agreement with Florists' Transworld Delivery, Inc., a wholly owned subsidiary of FTD. Following an initial two year term, Mr. Moeller's employment agreement continues for one year terms that renew automatically each April absent 90 days notice of non-renewal by Florists' Transworld Delivery, Inc. Mr. Moeller's employment agreement provides for a minimum base salary of $350,000 and a target bonus of up to 100% of annual base salary. The employment agreement also provides that if his employment is terminated without cause, or he resigns with good reason, as defined in his employment agreement, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested on a monthly basis. The employment agreement also provides that if his employment is terminated without cause, or he resigns with good reason, in connection with, or within 12 months after, a change in control of FTD, then he will receive either an additional 12 months of vesting credit under his outstanding equity awards or, if greater, an additional period of service equal in duration to the actual period served between the date of the commencement of vesting for the applicable award and the date of termination, in either case calculated as if such awards vested on a monthly basis. If Mr. Moeller's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to (i) a severance payment equal to his then current annual rate of base salary, and (ii) a prorated bonus equal to the lesser of his annual rate of base salary and the bonus paid to him for the last completed fiscal year. As consideration for such severance benefits, Mr. Moeller agreed to a 12 month non-competition agreement and to provide us with a standard release of claims. If Mr. Moeller's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

        Scott D. Levin.    Mr. Levin is party to an employment agreement with FTD, with a term expiring on December 31, 2019, which provides for a base salary of $356,000 and a bonus tied to his annual base salary. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or other than within 24 months (36 months with regard to the completion of the Acquisition) following, a change in control, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period. The employment agreement also provides that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control of FTD as defined in his employment agreement, then his outstanding equity awards will vest in full, provided that such period shall run for 36 months following the Acquisition. If Mr. Levin's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 12 equal monthly installments (or in a lump sum in the case of a change in control separation), in an aggregate amount equal to the sum of (i) two times his then-current annual rate of base salary and (ii) two times his target bonus for the year in which his employment is so terminated. He will also be entitled to any earned but unpaid bonus for the fiscal year preceding his termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on his target bonus for such year. As consideration for such severance benefits, Mr. Levin agreed to a 12 month non-competition agreement and to provide us with a standard release of claims. If Mr. Levin's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under his outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

  Equity Acceleration

        Prior to June 2015, we made equity awards to our named executive officers under the FTD Companies, Inc. Amended and Restated 2013 Incentive Compensation Plan (the "Prior Incentive Plan"). In June 2015, stockholders approved an amendment and restatement of the Prior Incentive Plan (as so amended, the "Current Incentive Plan"). Under the Current Incentive Plan, the provisions with respect to the acceleration of awards in the event of a change in control of us have been simplified to provide for "double trigger" equity acceleration so that, in general, an award under the Current Incentive Plan may provide for accelerated vesting in the event of a change in control only where either (1) within a specified period following the change in control the holder of the award is involuntarily terminated for reasons other than for "cause" (as defined in the Current Incentive Plan or the applicable award agreement) or terminates his or her employment for "good reason" (as defined in the applicable award agreement), or (2) the award is not assumed, continued or converted into replacement awards in a manner described in the award agreement, in each case as further described in the Current Incentive Plan. Under the Prior Incentive Plan, all outstanding options and restricted stock units will immediately vest upon a change in control, to the extent they are not assumed or otherwise continued in effect by the successor entity or replaced with an incentive compensation program that preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards. Awards made pursuant to the Current Incentive Plan, however, are treated differently than awards made pursuant to the Prior Incentive Plan.

  Estimated Payments

        The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers assuming the various termination events occurred on December 31, 2015. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination cannot be determined until the event occurs. The acceleration of all equity awards is calculated based on the closing price of our common stock on December 31, 2015, which was $26.17 per share.

	Termination Without Cause or Upon Resignation for Good Reason in the Absence of a Change in Control
Name	Cash Payments	Value of Benefits(2)	Accelerated Equity Awards	Total
Robert S. Apatoff	$4,126,861	$14,868	$1,406,742	$5,548,471
Becky A. Sheehan	$2,405,075	$21,634	$591,625	$3,018,334
Anne G. Saunders(1)	$695,950	—	$109,050	$805,000
Tom D. Moeller	$923,919	—	$213,809	$1,137,728
Scott D. Levin	$1,753,637	$21,634	$253,770	$2,029,041

(1)
Ms. Saunders is not entitled to any severance payments in connection with her departure from the Company on April 1, 2016.

(2)
Represents payment of medical, dental and vision insurance premiums for the named executive officer and his or her dependents for a period of 12 months.

	Termination Without Cause or Upon Resignation for Good Reason in Connection With a Change in Control
Name	Cash Payments	Value of Benefits(2)	Accelerated Equity Awards	Total
Robert S. Apatoff	$4,150,000	$14,868	$2,243,894	$6,408,762
Becky A. Sheehan	$2,440,760	$21,634	$1,156,138	$3,618,532
Anne G. Saunders(1)	$695,950	—	$118,131	$814,081
Tom D. Moeller	$923,919	—	$356,331	$1,280,250
Scott D. Levin	$1,780,000	$21,634	$572,521	$2,374,155

(1)
Ms. Saunders is not entitled to any severance payments in connection with her departure from the Company on April 1, 2016.

(2)
Represents payment of medical, dental and vision insurance premiums for the named executive officer and his or her dependents for a period of 12 months.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater than 10% beneficial owners are required to furnish us with copies of all of the forms that they file.

        Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2015, our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a) so that there were no late filings of any Form 3 or Form 5 reports or late Form 4 filings with respect to transactions relating to our common stock.

 RELATED-PARTY TRANSACTIONS

Related-Party Transactions Policies and Procedures

        Pursuant to our Code of Ethics, without full disclosure and prior written approval, our executive officers and directors are not permitted to make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest. Our executive officers and directors are required to make such disclosure to, and receive the prior written approval of, our General Counsel and the Chair of the Audit Committee, or such other individual or committee of the Board of Directors as may be designated by the Board of Directors with respect to any related-party transactions. A current copy of the Code of Ethics is available on our corporate website (www.ftdcompanies.com) under "Investor Relations." In addition, each year, our directors and executive officers are required to complete Director and Officer Questionnaires that, among other things, identify any potential related-party transactions. Our Board of Directors determines, on an annual basis, which members of our Board meet the definition of an independent director as defined in the NASDAQ Marketplace Rules.

        Pursuant to our Audit Committee's written charter, our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving any potential related-party transactions which could be required to be disclosed under Item 404 of Regulation S-K, unless such transactions have been approved by a comparable committee of the Board of Directors or the Board of Directors as a whole. A copy of the Audit Committee's written charter is available on our corporate website (www.ftdcompanies.com) under "Investor Relations." Under Item 404 of Regulation S-K, a related-party transaction is defined as any transaction or proposed transaction in which the company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect material interest: the company's directors, director nominees, executive officers, greater than five percent beneficial owners or any immediate family member of any of the foregoing. In the course of the Audit Committee's review to approve or disapprove related-party transactions, the Audit Committee considers all of the relevant facts available, including (if applicable) but not limited to: the related party's relationship to us; the nature of the party's interest in the transaction; the benefits to us; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related-party transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders.

        The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related-party transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it would be impractical or undesirable to wait until the next scheduled Audit Committee meeting, approval will be sought from the Chair of the Audit Committee between meetings, provided the Chair or his/her immediate family member is not the related party. If a related-party transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

Agreements and Transactions with Liberty

  Investor Rights Agreement

        As a part of the Acquisition, we entered into an Investor Rights Agreement with Liberty. Under the terms of the Investor Rights Agreement, Liberty and its controlled affiliates are restricted from acquiring additional shares of our common stock if, (1) until December 31, 2016, following such acquisition, Liberty would own in excess of 37.5% of the total number of the outstanding shares of our common stock and (2) after December 31, 2016, following such acquisition, Liberty would own in excess of 40% of the total number of outstanding shares of our common stock, in each case, subject to certain exceptions. Notwithstanding these restrictions, Liberty would be permitted, subject to certain conditions, to make a non-negotiated permitted tender offer (the "Permitted Offer") to acquire additional shares of our common stock if, (a) after December 31, 2016, Liberty has negotiated in good faith with our Board of Directors for a period of at least thirty days and is unable to reach an agreement on a transaction or (b) at any time, a third party makes an unsolicited tender offer for shares of our common stock and we fail to take customary defensive actions, provided, (i) in either case, that the Permitted Offer must be an offer for all outstanding shares of our common stock and (ii) the Permitted Offer cannot close until a majority of the outstanding shares of our common stock not owned by Liberty have been tendered (the "Minimum Condition"), provided that the requirement in this clause (ii) does not apply in the event a third party makes an unsolicited tender offer for shares of our common stock.

        The Investor Rights Agreement further provides that until June 30, 2016 (the "Restricted Period"), Liberty will be bound by customary standstill provisions, including covenants not to solicit competing proxies or call special meetings of our stockholders, subject to the earlier expiration of the standstill provisions or certain waivers thereto upon the occurrence of certain events. In addition, during the Restricted Period, Liberty may not transfer any shares of our common stock that it owns, subject to certain exceptions. After the expiration of the Restricted Period, Liberty may sell shares of our common stock, subject to our right of first refusal with respect to certain market sales, provided that in no event may Liberty sell our common stock to any person if such person would beneficially own in excess of 15% of the total outstanding shares of our common stock, subject to certain exceptions. Beginning December 31, 2017, Liberty will be permitted to transfer its shares of our common stock in a block sale to a single party, subject to certain limitations with respect to the transferee and our right of first offer. The Investor Rights Agreement also includes limitations on pledging, stock lending transactions and hedging by Liberty of shares of our common stock.

        Pursuant to the terms of the Investor Rights Agreement, Liberty is entitled to customary demand and piggyback registration rights and, subject to certain limitations, a participation right pursuant to which Liberty may maintain its ownership percentage of our common stock.

        The Investor Rights Agreement provides that, for so long as Liberty owns at least 15% of the outstanding shares of our common stock, we are required to provide advance notice to Liberty before entering into an agreement regarding a merger, consolidation, change of control or other business combination transaction. In addition, if we enter into an agreement with a third party that would result in a change of control of us, we may issue to such third party, outside of Liberty's participation right described above, a number of shares of our common stock equal to 19.9% of the total number of shares then outstanding. However, such issuance will not dilute Liberty's right to representation on our Board of Directors and will be excluded from the calculation of the Minimum Condition in a Permitted Offer.

        Liberty was entitled to select four new directors for appointment to our Board of Directors as of the closing of the Acquisition. Effective December 31, 2014, Candace H. Duncan, Sue Ann R. Hamilton, Robin S. Pringle and Christopher W. Shean were appointed to our Board of Directors. Pursuant to the Investor Rights Agreement, (a) Liberty is entitled to proportional representation on our Board of Directors based upon its ownership percentage, rounded up to the next whole number of directors, (b) we are required to use our reasonable best efforts to cause the election of each Liberty nominee at subsequent meetings of our stockholders, (c) at least half of Liberty's nominees must be independent under applicable stock exchange listing standards, subject to Liberty's rights to have at least two Liberty officers serving as directors, and (d) we must appoint one of Liberty's nominees to each committee of our Board of Directors, subject to applicable stock exchange listing standards and provided that no such director may serve as chairman of the Board of Directors or chairman of a committee. In addition, for a period of five years (or six years, in the event our Board of Directors ceases to be classified or we implement majority voting for directors), and so long as (x) a

Liberty-nominated director remains on the Board and (y) Liberty owns less than 50% of the outstanding shares of our common stock, Liberty will be required to vote its shares of our common stock in favor of our director nomination slate at each meeting of our stockholders at which directors are to be elected. So long as Liberty owns at least 5% of the outstanding shares of our common stock, Liberty has agreed to attend, in person or by proxy, all meetings of our stockholders so that such shares may be counted for purposes of determining a quorum at such meetings.

        The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Investor Rights Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 31, 2014.

  Acquisition Working Capital Adjustment

        The Acquisition purchase price was subject to adjustment based upon the final closing working capital, which adjustment was determined to be $9.9 million. In April 2015, FTD made a payment to Liberty in full satisfaction of this adjustment.

  RedEnvelope

        As part of the Acquisition, Liberty and Provide Commerce entered into a services agreement under which Provide Commerce provided, on a transitional basis, Liberty with certain support services and other assistance after the Acquisition in respect of the online e-commerce business operated under the trade name of RedEnvelope business, which was not acquired by us as part of the Acquisition.

        On April 30, 2015, we, through a wholly-owned subsidiary, entered into a Purchase and Sale Agreement with an indirect wholly-owned subsidiary of Liberty, pursuant to which we acquired certain residual assets previously used by Liberty in the RedEnvelope business for a cash purchase price of $0.3 million. The purchase price was allocated to the assets acquired based on their relative fair values, resulting in allocated values of $0.1 million to fixed assets, $0.1 million to inventory, and $0.1 million to the trademark and trade name.

  The I.S. Group Limited

        Interflora holds an equity investment of 20.4% in The I.S. Group Limited ("I.S. Group"). The investment was $1.6 million at December 31, 2015. I.S. Group supplies floral-related products to Interflora's floral network members in both the U.K. and the Republic of Ireland as well as to other customers. Interflora derives revenues from I.S. Group from (i) the sale of products (sourced from third party suppliers) to I.S. Group for which revenue is recognized on a gross basis, (ii) commissions on products sold by I.S. Group (sourced from third-party suppliers) to floral network members, and (iii) commissions for acting as a collection agent on behalf of I.S. Group. In the year ended December 31, 2015, revenues related to products sold to and commissions earned from I.S. Group were $2.8 million. In addition, Interflora purchases products from I.S. Group for sale to consumers. The cost of revenues related to products purchased from I.S. Group was $0.4 million in the year ended December 31, 2015. Amounts due from I.S. Group were $0.3 million at December 31, 2015, and amounts payable to I.S. Group were $1.4 million at December 31, 2015.

 AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K for that period.

        Composition and Charter.    The Audit Committee of our Board of Directors currently consists of four independent directors, as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules: Mr. Harch, who serves as Chairman of the Audit Committee, Messrs. Armstrong and Berglass and Ms. Duncan. The Audit Committee operates under a written charter adopted by our Board of Directors and is available on our corporate website (www.ftdcompanies.com) under "Investor Relations." The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis.

        Responsibilities.    The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders and others; reviewing our systems of internal control over financial reporting, disclosure controls and procedures and our financial reporting process that management has established and the Board oversees; and endeavoring to maintain free and open lines of communication among the Audit Committee, our independent registered public accounting firm, internal auditors and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by us; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Audit Committee in fulfilling its duties and responsibilities.

        It is not the duty of the Audit Committee to plan or conduct audits or to prepare our consolidated financial statements. Management is responsible for preparing our consolidated financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing its opinion as to their presenting fairly in accordance with GAAP our financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and our independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, our independent registered public accounting firm; and the evaluation of the independence of our independent registered public accounting firm.

        In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them by, and on the representations made by, our management and our independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee's authority and oversight responsibilities do not independently assure that the audits of our consolidated financial statements are conducted in accordance with auditing standards generally accepted in the United States of America, or that our consolidated financial statements are presented in accordance with GAAP.

        Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee has reviewed and discussed the quality, not just the acceptability, of our accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements with our management and our independent registered public accounting firm, Deloitte. In addition, the Audit Committee has consulted with management and Deloitte prior to the presentation of our consolidated financial statements to stockholders. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from us, including whether its provision of non-audit services has compromised such independence. The Audit Committee also reviewed and discussed, together with management and the independent auditor, the Company's audited consolidated financial statements for the year ended December 31, 2015, and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditor's audit of internal control over financial reporting.

        Conclusion and Appointment of Independent Registered Public Accounting Firm.    Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. In addition, in March 2016, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

        Submitted by the Audit Committee of the Board of Directors:

Joseph W. Harch (Chairman)
James T. Armstrong
Robert Berglass
Candace H. Duncan

        Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the Audit Committee report, and reference to the independence of the Audit Committee members are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

 ANNUAL REPORT; AVAILABLE INFORMATION

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016, is available over the Internet as set forth in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials, including our Annual Report on Form 10-K, via email until you elect otherwise. If you elect to receive paper copies of our proxy materials, you will continue to receive these materials, including our Annual Report on Form 10-K, in paper format until you elect otherwise. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

        Stockholders may request a paper or email copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, free of charge, by following the instructions in the Notice. All reports and documents we file with the SEC are also available, free of charge, on our corporate website (www.ftdcompanies.com) under "Investor Relations."

BY ORDER OF THE BOARD OF DIRECTORS OF FTD COMPANIES, INC.

Scott D. Levin Executive Vice President, General Counsel and Secretary

Downers Grove, Illinois
April 27, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FTD COMPANIES, INC. 3113 WOODCREEK DRIVE DOWNERS GROVE, IL 60515 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E06141-P73265 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. FTD COMPANIES, INC. For Withhold For All AllAllExcept The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Robert S. Apatoff 02) Robert Berglass 03) Sue Ann R. Hamilton 04) Christopher W. Shean The Board of Directors recommends you vote FOR proposals 2 and 3, and 3 Years on proposal 4. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. ! ! ! ! ! ! 3. To approve, by advisory vote, the compensation of the Company's named executive officers. 1 Year 2 Years 3 Years Abstain ! ! ! ! 4. To recommend, by advisory vote, the frequency of future advisory votes to approve the compensation of the Company's named executive officers. NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes/comments, mark here. (see reverse for instructions) ! ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

FTD Companies, Inc. Annual Meeting of Stockholders Tuesday, June 7, 2016 9:00 a.m. Central Time 3113 Woodcreek Drive Downers Grove, Illinois 60515 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E06142-P73265 FTD Companies, Inc. Annual Meeting of Stockholders Tuesday, June 7, 2016 9:00 a.m. Central Time This proxy is solicited by the Board of Directors of FTD Companies, Inc. The stockholder(s) hereby appoint(s) Scott D. Levin and Becky A. Sheehan, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FTD Companies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on June 7, 2016, at FTD Companies, Inc.’s Corporate Offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. If other business is presented at the Annual Meeting of Stockholders, this proxy will be voted by the persons named as proxies above in their discretion. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments:

QuickLinks

FTD Companies, Inc. 3113 Woodcreek Drive Downers Grove, Illinois 60515
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016
MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS
Director Summary Compensation Table
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL THREE ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL FOUR ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
OTHER MATTERS
EQUITY COMPENSATION PLAN INFORMATION
OWNERSHIP OF SECURITIES
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RELATED-PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
ANNUAL REPORT; AVAILABLE INFORMATION